UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Strategic Hotels & Resorts, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than Registrant)

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200 W. Madison Street

Suite 1700

Chicago, Illinois 60606

April 11, 2014

Dear Stockholder:

You are cordially invited to attend the 2014 annual meeting of stockholders of Strategic Hotels & Resorts, Inc., a Maryland corporation, which will be held at 10:00 a.m., Central Time, on Thursday, May 22, 2014, at the InterContinental Chicago Magnificent Mile, 505 North Michigan Avenue, Chicago, Illinois 60611. At the annual meeting, stockholders will be asked to (i) elect directors, (ii) approve, by a non-binding, advisory vote, the compensation of our named executive officers as described in our proxy statement for the 2014 annual meeting of stockholders, (iii) ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2014, and (iv) act upon such other business as may properly come before the meeting or any postponement or adjournment thereof, all as described in the attached notice of annual meeting of stockholders and proxy statement.

This year, we will again be using the “Notice and Access” method of providing proxy materials to you via the internet. We believe that this process provides you with a convenient and quick way to access your proxy materials and vote your shares, while allowing us to conserve natural resources and reduce the costs of printing and distributing our proxy materials. On or about April 11, 2014, we will mail to our stockholders a Notice of Meeting and of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and our 2013 annual report and authorize your proxy electronically via the internet. The Notice also contains instructions on how to receive a paper copy of your proxy materials.

It is important that your shares be represented at the meeting and voted in accordance with your wishes. Whether you own a few shares or many, and whether or not you plan to attend the annual meeting in person, it is important that your shares be represented and voted at the annual meeting. We urge you to authorize your proxy electronically via the internet or by telephone, or, if you requested paper copies of the proxy materials, please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope as promptly as possible so that your shares will be voted at the annual meeting. This will not limit your right to vote in person or to attend the meeting.

Sincerely,

Raymond L. Gellein, Jr.
Chairman of the Board

200 W. Madison Street

Suite 1700

Chicago, Illinois 60606

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 22, 2014

To our Stockholders:

The annual meeting of stockholders of Strategic Hotels & Resorts, Inc., a Maryland corporation (the “Company”), will be held at the InterContinental Chicago Magnificent Mile, 505 North Michigan Avenue, Chicago, Illinois 60611 on Thursday, May 22, 2014, at 10:00 a.m., Central Time, for the following purposes:

1) To elect nine directors to serve until our next annual meeting of stockholders and until such directors’ successors are duly elected and qualify;

2) To consider and vote upon a proposal to approve, by a non-binding, advisory vote, the compensation of our named executive officers as described in our proxy statement for the 2014 annual meeting of stockholders;

3) To consider and vote upon a proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014; and

4) To transact such other business as may properly come before the annual meeting or any postponement or adjournment thereof.

Only stockholders of record at the close of business on February 28, 2014, the record date for the annual meeting, will be entitled to notice of and to vote at the annual meeting.

Our Board of Directors believes that an affirmative vote for each of the nominees named in Proposal 1, and for each of Proposals 2 and 3 is in the best interests of the Company and its stockholders. Therefore, our Board of Directors unanimously recommends voting FOR each of the nominees named in Proposal 1, and for each of Proposals 2 and 3.

Whether or not you expect to be present at the meeting, we urge you to authorize your proxy electronically via the internet or by telephone or by completing and returning the proxy card if you requested paper proxy materials. Voting instructions are provided in the Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on May 22, 2014, which we refer to as the Notice, or, if you requested printed materials, the instructions are printed on your proxy card and included in the accompanying proxy statement. Any person giving a proxy has the power to revoke it at any time prior to the meeting and stockholders who are present at the meeting may withdraw their proxies and vote in person.

By Order of the Board of Directors

Paula C. Maggio Secretary

Chicago, Illinois

April 11, 2014

STRATEGIC HOTELS & RESORTS, INC.

200 W. Madison Street

Suite 1700

Chicago, Illinois 60606

PROXY STATEMENT

FOR

2014 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 22, 2014

This proxy statement is being furnished by and on behalf of the Board of Directors, which we refer to as our Board, of Strategic Hotels & Resorts, Inc., a Maryland corporation, which we refer to as Strategic or the Company, in connection with the solicitation of proxies to be voted at Strategic’s 2014 annual meeting of stockholders. The date, time and place of the annual meeting are:

Date:	May 22, 2014
Time:	10:00 a.m., Central Time
Place:	InterContinental Chicago Magnificent Mile
505 North Michigan Avenue, Chicago, Illinois 60611

At the annual meeting, stockholders will be asked to:

•	Elect nine directors to serve until our next annual meeting of stockholders and until such directors’ successors are duly elected and qualify, which we refer to as Proposal 1;

•	Consider and vote upon a proposal to approve, by a non-binding, advisory vote, the compensation of our named executive officers as described herein, which we refer to as Proposal 2;

•

Consider and vote upon a proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014, which we refer to as Proposal 3; and

•	Transact such other business as may properly come before the annual meeting or any postponement or adjournment thereof.

Our principal offices are located at 200 W. Madison Street, Suite 1700, Chicago, Illinois 60606, and our telephone number is (312) 658-5000.

The Notice, this proxy statement and the enclosed proxy card, and our 2013 annual report will be available on April 11, 2014 to stockholders of record as of the close of business on February 28, 2014.

GENERAL INFORMATION ABOUT THE MEETING

In this section of the proxy statement, we answer some common questions regarding the annual meeting and the voting of shares at the annual meeting.

Where and when will the annual meeting be held?

The date, time and place of the annual meeting is:

May 22, 2014

10:00 a.m. (Central Time)

InterContinental Chicago Magnificent Mile

505 North Michigan Avenue

Chicago, Illinois 60611

Why did you send me a notice regarding the internet availability of proxy materials?

We sent you a notice regarding the internet availability of proxy materials, which we refer to as the Notice, because we are holding our 2014 annual meeting of stockholders and our Board is asking for your proxy to vote your shares at the annual meeting. We have summarized information in this proxy statement that you should consider in deciding how to vote at the annual meeting. You do not have to attend the annual meeting in order to have your shares voted. Instead, you may simply authorize a proxy to vote your shares electronically via the internet, by telephone or by completing and returning the proxy card if you requested paper proxy materials. Voting instructions are provided in the Notice, or, if you requested printed materials, the instructions are printed on your proxy card and included herein.

Why did I receive the Notice instead of a paper copy of the proxy materials?

The United States Securities and Exchange Commission, or the SEC, has approved “Notice and Access” rules relating to the delivery of proxy materials over the internet. These rules permit us to furnish proxy materials, including this proxy statement and our annual report, to our stockholders by providing access to such documents on the internet instead of mailing printed copies. Most stockholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice, which was mailed to our stockholders, will provide notice of the annual meeting and instruct you as to how you may access and review all of the proxy materials on the internet. The Notice also instructs you as to how you may submit your proxy on the internet or by telephone. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice. Any request to receive proxy materials by mail or email will remain in effect until you revoke it.

Can I vote my shares by filling out and returning the Notice?

No. The Notice identifies the items to be voted on at the annual meeting, but you cannot vote by marking the Notice and returning it. The Notice provides instructions on how to authorize your proxy by internet or by telephone, by requesting and returning a paper proxy card, or by submitting a ballot in person at the meeting.

Who may vote?

You may vote your shares of common stock if our records show that you were the owner of the shares as of the close of business on February 28, 2014, the record date for determining the stockholders who are entitled to vote at the annual meeting. As of February 28, 2014, there were a total of 205,792,726 shares of common stock outstanding and entitled to vote at the annual meeting. You get one vote for each share of common stock that you own.

How are votes counted?

We will hold the annual meeting if stockholders representing the required quorum of shares of common stock entitled to vote authorize their proxy on the internet or telephonically, sign and return their proxy cards or attend the annual meeting. A majority of the shares of common stock entitled to vote at the annual meeting and present in person or by proxy constitutes a quorum. If you authorize your proxy on the internet or telephonically or sign and return your proxy card, your shares will be counted to determine whether we have a quorum even if you abstain or fail to indicate your vote on the proxy card.

If you abstain or withhold votes on any proposal, your abstention or withheld votes will not be counted as votes cast and will have no effect on the result of such votes.

What is the required vote for approval?

Assuming the existence of a quorum at the annual meeting:

•	Election of Directors (Proposal 1). The election of each of our nominees for director requires a plurality of the votes cast at the annual meeting.

However, our Board has adopted a director resignation policy, pursuant to which, in an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election will, promptly following certification of the stockholder vote, tender his or her resignation to our Board with such resignation expressly stating that it is contingent upon the acceptance of the resignation by our Board in accordance with our corporate governance guidelines. See “Proposal 1, Election of Directors—Corporate Governance—Director Resignation Policy.”

•

Advisory, Non-Binding Approval of our Executive Compensation (Proposal 2). The affirmative vote of a majority of the votes cast at the annual meeting is required to approve on an advisory, non-binding basis, the compensation of our named executive officers.

•

Ratification of Appointment of Independent Registered Public Accounting Firm (Proposal 3). The affirmative vote of a majority of the votes cast at the annual meeting is required to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

How do I vote by proxy?

Follow the instructions on the Notice to authorize a proxy to vote your shares electronically via the internet or by telephone or by completing and returning the proxy card if you requested paper proxy materials to vote on the matters to be considered at the annual meeting. The individuals named and designated as proxies will vote your shares as you instruct. You have the following choices in completing your voting:

•	You may vote on each proposal, in which case your shares will be voted in accordance with your choices.

•	In voting on Proposal 1 (election of our directors) you can either vote “FOR” all directors or withhold your vote on all or certain directors specified by you.

•

In voting on Proposal 2 (the proposal to approve a non-binding advisory vote on the compensation of our named executive officers) and Proposal 3 (the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm), you may abstain from voting, in which case no vote will be recorded with respect to the matter on which you abstained from voting.

•

You may return a signed proxy card without indicating your vote on any matter, in which case the designated proxies will vote to elect all nine nominees as directors, approve on an advisory basis the compensation of our named executive officers and ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2014.

How can I authorize my proxy or vote if I am a stockholder of record?

If you are a stockholder of record, there are four ways to vote:

By Internet. You may vote by proxy via the internet by following the instructions provided in the Notice. The internet voting system allows you to confirm that the system has properly recorded your votes. You can authorize your proxy via the internet at any time prior to 11:59 p.m. Eastern Time on Wednesday, May 21, 2014, the day before the annual meeting. If you request printed copies of the proxy materials, you will receive a proxy card that will contain instructions on how to vote via the internet.

By Telephone. You may vote by proxy via the telephone by following the instructions provided in the Notice. The telephone voting system has easy-to-follow instructions and allows you to confirm that the system has properly recorded your votes. You can authorize your proxy via telephone at any time prior to 11:59 p.m. Eastern Time on Wednesday, May 21, 2014, the day before the annual meeting. If you request printed copies of the proxy materials, you will receive a proxy card that will contain instructions on how to vote via the telephone.

By Mail. If you request printed copies of the proxy materials by mail, you will receive a proxy card and you may vote by proxy by filling out the proxy card and returning it in the envelope provided. If you are located outside the United States, you should add the necessary postage to the enclosed envelope to assure delivery. Your executed proxy must be received by no later than 10:00 a.m. Central Time on Thursday, May 22, 2014.

At the Annual Meeting. Although we encourage you to authorize your proxy to ensure that your vote is counted, if you are a stockholder of record and wish to vote in person at the annual meeting, you may do so. If you attend the annual meeting, we will give you a ballot when you arrive.

How can I vote if my shares are held in “street name” through a broker, bank or other nominee?

If your shares are held by a broker, bank or other nominee in “street name,” you will receive instructions from them that you must follow to have your shares voted.

How can I attend the annual meeting if my shares are held in “street name”?

If you hold your shares through a broker, bank or other nominee in “street name” and vote in person at the Annual Meeting you must provide a legal proxy from such broker, bank or nominee evidencing your authority to vote shares that the institution or other nominee held for your account at the close of business on the record date. You must contact your broker, bank or other nominee directly in advance of the annual meeting to obtain a legal proxy. Even if you plan to attend the annual meeting, we encourage you to vote your shares by proxy so that your vote will be counted if you later decide not to attend the annual meeting.

What if other matters come up at the annual meeting?

The only matters we now know of that will be voted on at the annual meeting include the proposals we have described in this proxy statement: (i) the election of nine directors, (ii) the approval, on a non-binding, advisory basis, of the compensation of our named executive officers and (iii) the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2014. If other matters are properly presented at the annual meeting, the designated proxies will vote your shares at their discretion.

How does the Board recommend that I vote?

Our Board recommends that you vote your shares:

•	“FOR” the election of the nine director nominees set forth in this proxy statement.

•	“FOR” the approval, on a non-binding, advisory basis, of the compensation of our named executive officers as described herein.

•	“FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

Can I change my previously authorized vote?

You may change your vote at any time prior to the vote at the annual meeting. You may revoke any proxy given at any time before it is exercised at the annual meeting by taking any of the following actions:

•	submitting a vote at a later time via the internet or telephone before the closing of those voting facilities at 11:59 p.m. Eastern Time on Wednesday, May 21, 2014;

•	delivering written notice to the Secretary of the Company by any means, including facsimile, bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	signing and delivering a proxy relating to the same shares and bearing a later date prior to the vote at the annual meeting; or

•	attending the annual meeting and voting in person, although attendance at the annual meeting will not, by itself, revoke a proxy.

Notices of revocation and new proxy cards may be faxed to our Secretary at (312) 659-5799 or sent by mail to Strategic Hotels & Resorts, Inc., 200 W. Madison Street, Suite 1700, Chicago, Illinois 60606, Attention: Secretary.

If you hold shares in street name, you may submit new voting instructions or revoke your voting instructions by contacting your bank, broker or other nominee. You may also change your vote or revoke your voting instructions in person at the annual meeting if you obtain a signed proxy from the record holder (bank, broker or other nominee) giving you the right to vote the shares.

Will my shares be voted if I do not provide my proxy?

Depending on the proposal, your shares may be voted if they are held in the name of a brokerage firm, even if you do not provide the brokerage firm with voting instructions. Brokerage firms have the authority under the New York Stock Exchange, or the NYSE, rules to cast votes on certain “routine” matters if they do not receive instructions from their customers. The proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2014 is considered a “routine” matter for which brokerage firms may vote shares without receiving voting instructions. Brokerage firms do not have the authority under the NYSE rules to vote on non-routine matters. The election of directors and the non-binding, advisory vote on the compensation of our named executive officers are each considered non-routine matters. If you do not provide the brokerage firm with voting instructions on these proposals, your shares will not be voted on and are called “broker non-votes.”

Who will count the votes?

Representatives of Broadridge Financial Services, Inc. will count the votes and will serve as the independent inspector of election.

Who pays for proxy solicitation?

We do. In addition to sending you these materials, some of our employees or agents may contact you by telephone, by mail, or in person. None of our employees will receive any extra compensation for doing this.

Where can I find the voting results of the annual meeting?

We intend to announce preliminary voting results at the annual meeting and publish preliminary, or final results, if available, in a current report on Form 8-K within four business days after the end of the annual meeting.

If you have additional questions about this proxy statement or the meeting or would like additional copies of this document or our annual report on Form 10-K for the year ended December 31, 2013, without charge, please contact: Secretary, Strategic Hotels & Resorts, Inc., 200 W. Madison Street, Suite 1700, Chicago, Illinois 60606, (312) 658-5000.

PROPOSAL 1

ELECTION OF DIRECTORS

Board of Directors

There are currently ten directors on our Board. Effective as of the date of the annual meeting, our Board has reduced the number of directors that serve on the Board to nine. Nine nominees are proposed for election as directors at the annual meeting to hold office until our next annual meeting of stockholders and until their successors are duly elected and qualify. All nine nominees currently serve on our Board.

On April 7, 2014, Kenneth Fisher, who has served as a director since 2007, advised the Company that he did not plan to stand for re-election due to his other outstanding business and civic commitments.

All of our Board nominees are willing to serve as directors, but if any of them should decline or be unable to act as a director, the individuals designated in the proxy cards as proxies will exercise the discretionary authority provided therein to vote for the election of a substitute nominee selected by our Board, unless our Board alternatively acts to reduce the size of our Board or maintain a vacancy on our Board in accordance with our bylaws. Our Board has no reason to believe that any such nominees will be unable or unwilling to serve.

In determining the independence of our directors, our Board considered transactions, relationships and arrangements between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates. Our Board has determined that Robert P. Bowen, James A. Jeffs, David W. Johnson, Richard D. Kincaid, Sir David M.C. Michels, William A. Prezant, Eugene F. Reilly and Sheli Z. Rosenberg are independent under the criteria for independence set forth in the listing standards of the NYSE, and therefore, upon the election of all nine nominees, we will continue to meet the NYSE requirement for a majority of independent directors serving on our Board.

Nominees for Election as Directors

The names, ages as of April 1, 2014, and existing positions of the nominees are as follows:

Name	Age	Office or Position Held	Director Since
Raymond L. Gellein, Jr.	66	Chairman of the Board of Directors, President and Chief Executive Officer	2009
Sheli Z. Rosenberg	72	Lead Independent Director	2012
Robert P. Bowen	72	Director	2004
James A. Jeffs	61	Director	2006
David W. Johnson	52	Director	2014
Richard D. Kincaid	52	Director	2009
Sir David M.C. Michels	67	Director	2006
William A. Prezant	67	Director	2006
Eugene F. Reilly	53	Director	2009

Raymond L. Gellein, Jr.

Raymond L. Gellein, Jr. was appointed President and Chief Executive Officer of Strategic in November 2012. Mr. Gellein joined our Board in August 2009 and was elected Chairman of our Board in August of 2010. Previously, Mr. Gellein held the position of President, Global Development Group of Starwood Hotels & Resorts Worldwide (“Starwood”) from July, 2006 through March, 2008. In this position, Mr. Gellein had overall management responsibility for the full range of Starwood’s global real estate-related functions. Prior to his position as President, Global Development Group, Mr. Gellein served as Chairman and Chief Executive Officer of Starwood Vacation Ownership, Inc., the vacation ownership division of Starwood Hotels & Resorts Worldwide, Inc. from 1999 through July, 2006. Mr. Gellein served as a Director of Starwood Vacation Ownership Inc. from 1999 to 2008. Mr. Gellein was formerly Chairman and Co-Chief Executive Officer of Vistana, Inc., which we refer to as Vistana, a former NYSE-traded vacation ownership company acquired by Starwood in 1999. He joined Vistana in 1980 and was instrumental in leading Vistana’s development, the sale of Vistana in 1986, re-acquiring the assets of the Vistana entities from General Development Corporation in 1991 and launching a successful initial public offering of Vistana in 1997. Mr. Gellein holds an MBA in Finance, Accounting and Marketing from Northwestern University’s Kellogg School of Management (1974), as well as a Bachelor of Arts majoring in Psychology from Denison University (1969). Mr. Gellein has served as a board member of the Florida Chapter of Junior Achievement, the Roy E. Crummer Graduate School of Business at Rollins College and served as the Chairman of the American Resort Development Association (“ARDA”). Mr. Gellein is also currently serving as a member of the ARDA board. Mr. Gellein serves as a director on the Board of Directors of Marriott Vacations Worldwide. He also currently serves on the Board of Directors of the Mind and Life Institute headquartered in Amherst, Massachusetts.

We believe Mr. Gellein’s qualifications to sit on our Board include his current role as the Company’s Chief Executive Officer and his extensive experience as a Chief Executive Officer of a publicly-traded hospitality company and as a senior executive of a major multi-national publicly-traded lodging company.

Robert P. Bowen

Robert P. Bowen retired as a Partner of Arthur Andersen LLP in 1999. From 1980 to 1998, he was Partner-in-Charge of the audit practice of Arthur Andersen’s Memphis and Little Rock offices. For more than 25 years, he specialized in the hospitality and entertainment industry and was a member of Arthur Andersen’s worldwide hospitality industry team. Mr. Bowen joined Arthur Andersen in 1968 after receiving his MBA degree from Emory University. Mr. Bowen served as a Director of Gaylord Entertainment Company from 2003 to 2007, and as a Director of Equity Inns, Inc. from 2004 to 2007, both of which were listed on the NYSE.

We believe Mr. Bowen’s qualifications to sit on our Board include his extensive financial experience with public companies and financial accounting matters relating to hospitality companies.

James A. Jeffs

James A. Jeffs has served since 1994 as Managing Director and Chief Investment Officer of The Whittier Trust Company, a $9 billion trust and investment management company headquartered in South Pasadena, California and as a director since 2012. He is a director of Primexx Operating Corporation, a Dallas, Texas based oil and gas exploration and production company. Mr. Jeffs has served as the director and Executive Co-Chairman of Max Petroleum plc, an independent oil and gas exploration company, listed on both the London Stock Exchange and the Frankfurt Stock Exchange since October, 2005. He served as the former Chairman of the Board of Directors of Whittier Energy Corporation, an oil and gas exploration and production company headquartered in Houston, Texas and listed on the NASDAQ from 2003 to 2006. Mr. Jeffs was also Chairman of the Board, Co-Chairman and Chief Executive Officer of Chaparral Resources, Inc. from 1999 to 2002. He was Chief Investment Officer and Senior Vice President of Trust Services of America from 1988 to 1992, and also President and Chief Executive Officer of TSA Capital Management. Mr. Jeffs was a director of South Oil Company and was also a director of Magnum Oil, both based in Russia. He also has served on the Board of Investments of The Los Angeles County Employees Retirement Association.

We believe Mr. Jeffs’ qualifications to sit on our Board include his experience in executive leadership and expertise in business, investments, management and corporate strategy.

David W. Johnson

David W. Johnson has served as the President and Chief Executive Officer of Aimbridge Hospitality, the nation’s second largest independent hotel investment and management firm, since April 2003. Mr. Johnson co-founded Aimbridge Hospitality, which currently owns and/or manages over 200 upscale independent and branded hotels with nearly 27,000 rooms across the United States and the Caribbean. Prior to joining Aimbridge, Mr. Johnson spent 17 years at Wyndham International serving in various capacities including Executive Vice President/Chief Marketing Officer and President of Wyndham Hotels. Mr. Johnson received his bachelor’s degree in Business Economics from Northeastern Illinois University, graduating with highest honors. Mr. Johnson currently serves on several Boards of Directors including The Juvenile Diabetes Research Foundation International, Meeting Professionals International and Active International. Mr. Johnson was a member of the board of directors of Gaylord Entertainment Company, a publicly traded company that was the predecessor to Ryman Hospitality Properties, Inc., from May 2009 to October 2012.

We believe Mr. Johnson’s qualifications to sit on our Board include his extensive experience as Chief Executive Officer of one of the leading independent hotel investment and management firms in the United States, as well as his marketing background. As noted above, the Company is obligated to nominate Mr. Johnson to our Board pursuant to the terms of the Settlement Agreement with Orange Capital LLC. See “—Settlement with Orange Capital” below.

Richard D. Kincaid

Richard D. Kincaid has served as the President and Founder of the BeCause Foundation, a nonprofit corporation that heightens awareness about a number of complex social problems and promotes change through the power of film, since May, 2007. Mr. Kincaid is also an active private investor in early-stage companies. Until its acquisition by the Blackstone Group in February of 2007, Mr. Kincaid was the president and Chief Executive Officer of Equity Office Properties Trust, or EOP, which was the largest publicly-traded office REIT and owner of office buildings in the United States with revenues of approximately $3.3 billion and a total capitalization of approximately $30 billion. Prior to being named President and Chief Executive Officer of EOP in 2003, Mr. Kincaid served as EOP’s Executive Vice President and Chief Operating Officer. Mr. Kincaid also served as EOP’s Executive Vice President and Chief Financial Officer. Prior to joining EOP in 1995, Mr. Kincaid was Senior Vice President of Finance for Equity Group Investments, Inc. Prior to joining Equity Group Investments, Inc. in 1990, Mr. Kincaid held positions with Barclays Bank PLC and The First National Bank of Chicago. Mr. Kincaid is Chairman of the Board of Dividend Capital Diversified Properties Fund and is on the Board of Directors of Rayonier Inc. (NYSE: RYN), an international REIT that specializes in timber and specialty fibers. He also serves on the Board of Directors of Vail Resorts (NYSE: MTN), a mountain resort operator. From October 2002 to February 2007, Mr. Kincaid served as a Director of EOP. Mr. Kincaid received his MBA from the University of Texas, and his Bachelor of Arts degree from Wichita State University.

We believe Mr. Kincaid’s qualifications to sit on our Board include his experience as a former Chief Executive Officer of a real estate investment trust and his expertise in finance, corporate planning and strategy.

Sir David M.C. Michels

Sir David sits on the Board of Directors of Jumeirah Hotels and is Chairman of London & Capital and Michels & Taylor. Sir David serves as a Non-Executive Director of Miroma Ventures and as a Non-Executive Director of Savoy London. Previously, Sir David served as the Deputy Chairman and Senior Independent Director of Marks & Spencer plc until he retired on March 4, 2012. From 2005 through 2011, Sir David served as Deputy Chairman and Senior Independent Director of easyJet plc. In 2009, Sir David served as Chairman of Paramount Restaurants and from 1999 through 2007 he served on the Board of Directors of British Land plc. From June 2000 until February 2006, Sir David was Chief Executive Officer of Hilton Group plc and from April 1999 to May 2000 he was Chief Executive Officer of Hilton International. Sir David was a Non-Executive Director of Hilton Hotels

Corporation from November 2000 to December 2005. He served as Chief Executive Officer of Stakis plc from May 1991 to March 1999. Sir David has spent 39 years in the leisure industry, primarily in hotels.

We believe Sir David Michels’ qualifications to sit on our Board include his experience as a former Chief Executive Officer of a publicly-traded hospitality company, his experience as a member of the board of directors of multiple public companies and his vast knowledge of the lodging industry.

William A. Prezant

William A. Prezant is a partner in the law firm Prezant & Mollath, and has practiced law in California since 1972 and in Nevada since 1982. He serves on the Board of Directors of Forward Management (a financial services company), and You Technologies, Inc. (a digital marketing company). Mr. Prezant also serves on the Board of Directors of Macroh USA, Inc., a media technology company. Mr. Prezant served as Director of MacGregor Golf Company from 2006 until the end of 2008 when the company was sold. In 2013, Mr. Prezant was appointed to serve as the independent director of a number of wholly owned subsidiaries of Oclaro, Inc., a publicly traded manufacturer of fiber optic components. Mr. Prezant’s community activities have included serving on the California/Nevada Advisory Board for the Wilderness Society, the Desert Research Institute Foundation Board, the Sierra Nevada College Board of Trustees, and the Board of Trustees for the Nevada Museum of Art. Mr. Prezant holds a Bachelor of Arts Degree from the University of Southern California and a Juris Doctorate from Georgetown University Law Center.

We believe Mr. Prezant’s qualifications to sit on our Board include his four decades of experience as an attorney and businessman, and his expertise in corporate governance.

Eugene F. Reilly

Eugene F. Reilly is Chief Executive Officer, The Americas, for Prologis, a leading owner, operator and developer of industrial real estate. In this capacity, Mr. Reilly is responsible for Prologis’ business in the United States, Canada and Latin America. In 2003, Mr. Reilly joined AMB Property Corporation, or AMB, which merged with Prologis in 2011. Mr. Reilly served as President of Americas of AMB from 2006 through 2011. Mr. Reilly has 30 years of experience in the development, acquisition, disposition, financing and leasing of industrial properties throughout the Americas. Prior to joining AMB, Mr. Reilly was Chief Investment Officer of Cabot Properties, Inc., a private equity industrial real estate firm in which he served as a founding partner and member of its Investment Committee and Board of Directors. Mr. Reilly served with Cabot and its predecessor companies, including the NYSE-traded Cabot Industrial Trust, for 11 years. He has served on the Board of Directors of Grupo Acción, S.A. de C.V., a leading development company in Mexico. Mr. Reilly is a member of the National Association of Industrial and Office Parks, or NAIOP, where he served as Chairman in 2013 and serves on the NAIOP National Board of Directors and Executive Committee. He has served on the Board of Directors of the Massachusetts chapter of NAIOP and the National Industrial Education Committee. Mr. Reilly is also a member of the Urban Land Institute. He holds an A.B. in Economics from Harvard College.

We believe Mr. Reilly’s qualifications to sit on our Board include his experience as a Chief Executive Officer of a publicly-traded real estate investment trust, his experience as a real estate investor and his expertise in corporate planning and strategy.

Sheli Z. Rosenberg

Sheli Z. Rosenberg is currently a consultant for and was formerly of Counsel to Skadden, Arps, Slate, Meagher & Flom, LLP, a law firm which she joined in 2011. Ms. Rosenberg is the former President, Chief Executive Officer and Vice Chairman of Equity Group Investments, L.L.C., an investment company, which we refer to as EGI. She joined EGI in 1994 as the company’s General Counsel and rose to become Vice Chairman (2000-2003) and Chief Executive Officer (1999-2000) before retiring in 2003. Prior to joining EGI, Ms. Rosenberg was a principal of Rosenberg & Liebentritt, P.C., a Chicago law firm from 1980 to 1997 and prior to that, she was a Managing Partner of Chicago law firm Schiff Hardin, LLP, where she focused on real estate, finance and corporate law, and was the first woman to become a capital partner at that firm. Ms. Rosenberg currently serves as a director for several publicly traded and private companies, primarily in the real estate and health care sectors. Ms. Rosenberg serves as Lead Independent Director of Equity Lifestyle Properties, Inc., and Chair of the Board of Nanosphere, Inc., Ventas, Inc. (from which Ms. Rosenberg will be retiring in May 2014), Spirit Realty Capital and Cellular Dynamics. Ms. Rosenberg is a former Director of CVS Caremark Corporation, General Growth Properties, Inc., Capital Trust, Inc., Avis Budget Group, Inc. and a former Trustee of Equity Residential. Ms. Rosenberg was an Adjunct Professor at Northwestern University’s J.L. Kellogg Graduate School of Management from 2003 until 2007. A recognized advocate for women in business, she is a Co-Founder and former President of the Center for Executive Women at the Kellogg School, where she continues to serve on the Center’s steering committee. Ms. Rosenberg received her Bachelor of Arts degree from Tufts University and is a graduate of Northwestern University School of Law.

We believe Ms. Rosenberg’s qualifications to sit on our Board include her extensive, board-level corporate experience, in addition to her considerable knowledge of real estate law and the business community.

Vote Required; Recommendation

The election of a director to the Board requires the affirmative vote of a plurality of the votes cast at the annual meeting.

However, our Board has adopted a director resignation policy, pursuant to which, in an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election will, promptly following certification of the stockholder vote, tender his or her resignation to our Board with such resignation expressly stating that it is contingent upon the acceptance of the resignation by our Board in accordance with our corporate governance guidelines. See “—Corporate Governance—Director Resignation Policy.”

OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF ALL NINE NOMINEES NAMED ABOVE.

Board of Directors; Leadership Structure and Risk Assessment

The Board believes that it is in the best interests of the Company and our stockholders to have flexibility in determining the most effective leadership structure to serve the interests of the Company and our stockholders.

We do not currently separate the roles of Chief Executive Officer, or CEO, and Chairman of our Board because of Mr. Gellein’s role as architect in designing our ongoing strategic plan. A number of factors support the leadership structure chosen by the Board, including, among others:

•	Mr. Gellein is intimately involved in the day-to-day operations of the Company and is best positioned to elevate the most critical business issues for consideration by the Board; and

•	The combined role is both counterbalanced and enhanced by the effective oversight and independence of our Board and the independent leadership provided by our Lead Independent Director.

The Board has determined that having Mr. Gellein serve as Chairman and CEO and having Ms. Rosenberg, an independent director, serve as Lead Independent Director of the Board is in the best interest of the Company at this time. In her capacity as Lead Independent Director, Ms. Rosenberg performs the following functions:

•	presides at all meetings of the Board at which the Chairman is not present, including executive sessions of non-management or independent directors;

•	calls meetings of the independent or non-management directors;

•	serves as the principal liaison between the Chairman and the independent and non-management directors;

•	approves meeting agendas for the Board;

•	facilitates the Boards’ approval of the number and frequency of Board meetings and meeting schedules, assuring there is sufficient time for discussion of all agenda items;

•	authorizes the retention of outside advisors and consultants who report directly to the Board on Board-wide issues;

•	is available, when appropriate, for consultation and direct communication upon the reasonable request of major stockholders;

•	organizes and leads the Board’s evaluation of the CEO;

•	is responsible for leading the Board’s annual self-assessment;

•	provides advice with respect to the selection of committee chairs; and

•	performs such other duties as the Board may from time to time delegate to assist the Board in the fulfillment of its responsibilities.

The board’s designation of a Lead Independent Director demonstrates its continuing commitment to strong corporate governance and Board independence.

The Board is actively involved in oversight of risks that could affect us. The Board regularly reviews information regarding our operations, balance sheet, contracts, indebtedness and liquidity, as well as the risks associated with each. Throughout the year, our legal and internal audit departments conduct a risk assessment by working with key members of management to identify key risks and potential mitigating factors. Our legal department and the respective business functions then report the results of this exercise to the Board for full review and consideration to facilitate the Board’s oversight of risks facing us. The oversight is also conducted through committees of the Board, as disclosed in the descriptions of each of the committees and in the charters of each of the committees, but the Board has retained responsibility for general oversight of risks.

Board of Directors; Committees

Our Board is currently comprised of Raymond L. Gellein, Jr., Robert P. Bowen, Kenneth Fisher, James A. Jeffs, David W. Johnson, Richard D. Kincaid, Sir David M.C. Michels, William A. Prezant, Eugene F. Reilly and Sheli Z. Rosenberg.

Our Board conducts its business through meetings of the Board, actions taken by written consent in lieu of meetings and by the actions of its committees. During the fiscal year ended December 31, 2013, the Board held 18 meetings and acted by unanimous written consent once. During fiscal year 2013, each director serving during 2013 attended at least 75% of the meetings of the Board and the committees of the Board on which he or she served.

Our corporate governance guidelines provide that the Lead Independent Director shall preside at each executive session of the Board and the method by which employees, stockholders or other interested parties can communicate directly with the non-management directors. Our Board meets in executive session no fewer than four times each year during its regularly scheduled quarterly meetings. The Board currently has four standing committees: an audit committee, a compensation committee, a corporate governance and nominating committee, and an executive committee.

Audit Committee. The purposes of the audit committee are described in the audit committee charter and include, among other things:

•

assisting with Board oversight of (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the independent auditors’ qualifications and independence, and (iv) the performance of the independent auditors and our internal audit function; and

•	preparing an audit committee report as required by the SEC for inclusion in our annual proxy statement.

The audit committee also is actively involved in oversight of risks that could affect us. The risks reviewed on an annual basis include risks of fraud as well as general risks facing us. Our internal audit department conducts an annual anti-fraud risk assessment by working with key members of management to identify key risks and mitigating factors in each area. Our internal audit department reports the results of risks identified and corresponding mitigating activities to the audit committee on an annual basis. The audit committee reports such findings and factors to the full Board.

The audit committee is currently comprised of Messrs. Bowen, Jeffs, Johnson, Kincaid and Prezant, with Mr. Bowen serving as the audit committee’s chairman. The written audit committee charter is available on our website at www.strategichotels.com. A copy of our audit committee charter is also available free of charge, upon request directed to Secretary, Strategic Hotels & Resorts, Inc., 200 W. Madison Street, Suite 1700, Chicago, Illinois 60606.

The Board has determined that each audit committee member has no material relationship with the Company and meets the independence criteria and has the qualifications set forth in the listing standards of the NYSE and Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. The Board has determined that each audit committee member has sufficient knowledge in financial and auditing matters to serve on the audit committee. The Board has determined that Mr. Bowen is qualified as an audit committee financial expert within the meaning of Item 407(d)(5) of Regulation S-K under the Exchange Act and has determined that Messrs. Bowen, Jeffs, Johnson, Kincaid and Prezant have the accounting and related financial management expertise within the meaning of the listing standards of the NYSE. Our audit committee met 8 times during fiscal year 2013 and did not act by unanimous written consent in performing its functions.

Our Board has adopted procedures for reporting concerns under our code of business conduct and ethics and other company policies, including complaints regarding accounting and auditing matters in accordance with Rule 10A-3 under the Exchange Act. The full text of these procedures is attached as an addendum to our code of business conduct and ethics which is available on our corporate website at www.strategichotels.com. A copy of our code of business conduct is also available, free of charge, upon request directed to Secretary, Strategic Hotels & Resorts, Inc., 200 West Madison Street, Suite 1700, Chicago, Illinois, 60606.

Compensation Committee. The compensation committee’s primary duties are described in the compensation committee charter and include, among other things:

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reviewing and approving corporate goals and objectives relevant to the compensation of our CEO, evaluating our CEO’s performance in light of those goals and objectives, and, either as a committee or together with the other independent directors (as directed by the Board), determining and approving the CEO’s compensation level based on this evaluation;

•

reviewing and approving compensation for executive officers other than our CEO, incentive-compensation plans and equity-based plans, including our Second Amended and Restated 2004 Incentive Plan, or the 2004 Incentive Plan, overseeing the activities of the individuals and committees responsible for administering these plans, and discharging any responsibilities imposed on the compensation committee by any of these plans;

•	approving any new equity compensation plan or any material change to an existing plan where stockholder approval has not been obtained;

•	in consultation with management, overseeing regulatory compliance with respect to compensation matters;

•	reviewing and approving severance or similar termination payments to any of our executive officers;

•	periodically reviewing our compensation policies to assess whether such policies encourage excessive or otherwise undesirable risk-taking;

•	preparing a report for inclusion in our proxy statement for our annual meeting;

•	preparing and issuing an evaluation of the compensation committee;

•	reporting to our Board on a regular basis, the activities and actions conducted by the committee; and

•	performing any other duties or responsibilities expressly delegated to the compensation committee by the Board from time to time relating to our compensation programs.

The compensation committee has the resources and authority appropriate to discharge its duties and responsibilities, including the authority to select, retain, terminate, and approve the fees and other retention terms of special counsel or other experts or consultants, as it deems appropriate, without seeking approval of the Board or management. The authority to retain compensation consultants to assist in the evaluation of CEO or senior executive compensation is vested solely in the compensation committee. With limited exceptions, in selecting or obtaining advice from a compensation consultant, legal counsel or other adviser, the compensation committee charter requires the compensation committee to consider all factors relevant to that adviser’s independence from management.

The compensation committee is responsible for monitoring any risks relating to employment policies and our compensation and benefits systems. To assist in satisfying these oversight responsibilities, the committee has retained its own compensation consultant when considering certain changes to the compensation program and also meets regularly with management to understand the financial and human resources implications of compensation decisions being made. Management works collaboratively with the compensation committee and offers advice and makes recommendations on compensation programs.

The compensation committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the compensation committee or any director or directors. Without limitation on the foregoing, the compensation committee may delegate the approval of certain transactions to a subcommittee consisting solely of members of the compensation committee who are (i) “Non-Employee Directors” for the purposes of Rule 16b-3 under the Exchange Act and (ii) “outside directors” for the purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code.

The compensation committee is currently composed of Messrs. Jeffs, Kincaid, Michels, Reilly and Ms. Rosenberg, with Mr. Jeffs serving as the compensation committee’s chairperson. All compensation committee members meet the independence criteria set forth in the listing standards of the NYSE. Our compensation committee met 6 times during 2013 and did not act by unanimous written consent in performing its functions.

The written compensation committee charter is available on our website at www.strategichotels.com. A copy of our compensation committee charter is also available free of charge, upon request directed to Secretary, Strategic Hotels & Resorts, Inc., 200 W. Madison Street, Suite 1700, Chicago, Illinois 60606.

Corporate Governance and Nominating Committee. The corporate governance and nominating committee’s primary purpose and responsibilities are described in the corporate governance and nominating committee charter and include, among other things:

•	identifying individuals qualified to become members of our Board and recommending director candidates for election or re-election to our Board;

•	considering and making recommendations to our Board regarding board size and composition and committee composition; and

•	developing and recommending to our Board a set of corporate governance guidelines, and reviewing those principles at least once a year.

The corporate governance and nominating committee is currently comprised of Messrs. Bowen, Johnson, Michels, Prezant, Reilly and Ms. Rosenberg, with Mr. Prezant serving as the corporate governance and nominating committee’s chairperson. All corporate governance and nominating committee members meet the independence criteria set forth in the listing standards of the NYSE. Our corporate governance and nominating committee met 5 times during fiscal year 2013 and did not act by unanimous written consent in performing its functions.

The written corporate governance and nominating committee charter is available on our website at www.strategichotels.com. A copy of our corporate governance and nominating committee charter is also available free of charge, upon request directed to Secretary, Strategic Hotels & Resorts, Inc., 200 W. Madison Street, Suite 1700, Chicago, Illinois 60606.

Written communications submitted by stockholders pursuant to our stockholder communications policy regarding recommending the nomination of a person to be a member of our Board, will be forwarded to the chair of the corporate governance and nominating committee for consideration. Stockholders may recommend director nominees for consideration by the corporate governance and nominating committee by submitting the proposed director’s name along with the information described below to our Secretary at: Secretary, Stockholder Nominations, Strategic Hotels & Resorts, Inc., 200 W. Madison Street, Suite 1700, Chicago, Illinois 60606. The submissions should include a current resume and curriculum vitae of the candidate and a statement describing the candidate’s qualifications and contact information for personal and professional references. The submission should also include the name and address of the stockholder who is submitting the nominee, the number of shares which are owned of record or beneficially by the submitting stockholder and a description of all arrangements or understandings between the submitting stockholder and the candidate. The corporate governance and nominating committee will consider director candidates who have been identified by other directors or our stockholders but has no obligation to recommend such candidates for nomination except as may be required by contractual obligation of the Company.

In selecting or recommending candidates for selection to our Board, including nominees recommended by stockholders, the corporate governance and nominating committee shall take into consideration the following criteria, which are set forth in our corporate governance guidelines, and such other factors as the corporate governance and nominating committee deems appropriate:

•	personal qualities and characteristics, accomplishments and reputation in the business community;

•	current knowledge and contacts in the communities in which we do business and in our industry or other industries relevant to our business;

•	ability and willingness to commit adequate time to Board and committee matters;

•	the fit of the individual’s skills and personality with those of other directors and potential directors in building a Board that is effective, collegial and responsive to our needs; and

•	diversity of viewpoints, background, experience and other demographics.

While the corporate governance and nominating committee has not adopted a formal diversity policy with regard to the selection of director nominees, diversity is one of the factors that it considers in identifying nominees. As part of this process, the corporate governance and nominating committee evaluates how a particular candidate’s perspectives, knowledge, experience and expertise in substantive matters relating to our business may add value to the Board.

The corporate governance and nominating committee is authorized, in its sole discretion, to engage outside search firms, other experts and consultants to assist with the process of identifying and qualifying candidates and has the authority to negotiate the fees and terms of such retention.

Executive Committee. The executive committee’s primary purpose and responsibilities are to act on behalf and in the place of our Board in the management of our business and affairs upon express delegation by our Board. The executive committee is currently comprised of Messrs. Bowen, Gellein, Jeffs and Ms. Rosenberg, with Mr. Gellein serving as the executive committee’s chairperson. Our executive committee did not meet or act by unanimous consent during fiscal year 2013.

Corporate Governance

Code of Business Conduct and Ethics. We have adopted a written code of ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. This code of business conduct and ethics is designed to comply with SEC regulations and NYSE listing standards related to codes of conduct and ethics and is posted on our corporate website at www.strategichotels.com. A copy of our code of business conduct and ethics is also available free of charge, upon request directed to Secretary, Strategic Hotels & Resorts, Inc., 200 W. Madison Street, Suite 1700, Chicago, Illinois 60606.

Corporate Governance Guidelines. We have also adopted written corporate governance guidelines to advance the functioning of our Board and its committees and to set forth our Board’s expectations as to how it should perform its functions. Our corporate governance guidelines are posted on our corporate website at www.strategichotels.com. A copy of our corporate governance guidelines is also available free of charge, upon request directed to Secretary, Strategic Hotels & Resorts, Inc., 200 W. Madison Street, Suite 1700, Chicago, Illinois 60606.

Stockholder Communications Policy. We have adopted procedures for employees, stockholders and other interested parties to communicate their concerns regarding accounting, internal accounting controls or auditing matters to the audit committee and other matters to non-management directors or our Board as a group. Our code of business conduct and ethics requires employees to report such concerns. All such concerns may be communicated by written correspondence directed to Strategic Hotels & Resorts, Inc., 200 W. Madison Street, Suite 1700, Chicago, Illinois 60606-3415, Attn: General Counsel.

Employees may communicate concerns regarding accounting, internal accounting controls or auditing matters to the General Counsel on a confidential and anonymous basis. The Secretary will distribute (i) all communications regarding accounting, internal accounting controls or auditing matters to the audit committee prior to each meeting of the audit committee, (ii) all other communications to non-management directors prior to each executive session of non-management directors and (iii) all communications to our entire Board prior to the next scheduled meeting of our Board. If it is unclear whether a communication involves accounting or auditing matters or if it involves both accounting and auditing matters and other matters, the General Counsel will direct such communication to both the audit committee and non-management directors, with a note to that effect. In each case (and except as the audit committee or non-management directors may otherwise request), the General Counsel will provide original copies or records of all communications. However, depending on the length and number of communications received, the General Counsel may provide only a summary of the communications along with the original copy or record of any communications deemed particularly important. The original copies or records of all communications will be available to the Board or appropriate committee thereof, if applicable, upon request. The General Counsel will maintain a log of each communication received, the date such communication was distributed to the audit committee, non-management directors or Board (and to which of these it was distributed) and whether it was distributed in summary or original form.

The Board or appropriate committee thereof, if applicable, will determine whether any action or response is necessary or appropriate with respect to a communication. If so, they will take or direct such action as they deem appropriate. Such action may include engaging outside advisers, for which funding will be available. The determinations in respect of each communication and any further action taken will be recorded in the log maintained by the General Counsel. These determinations may be recorded based on standard categories, which may include: the communication is misdirected (such as a communication involving only an employment dispute); no further action required, because the communication can be analyzed on its face; and further action required (with a record of the action taken and its outcome). The General Counsel or any other person designated by the audit committee or non-management directors will report on the status of any further action directed by the audit committee or non-management directors on a quarterly basis.

The full text of the stockholder communications policy is available on our corporate website at www.strategichotels.com. A copy of our stockholder communications policy is also available free of charge, upon request directed to Secretary, Strategic Hotels & Resorts, Inc., 200 W. Madison Street, Suite 1700, Chicago, Illinois 60606.

Director Resignation Policy. In March 2014, we amended our corporate governance guidelines to include a director resignation policy, pursuant to which, in an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election will, promptly following certification of the stockholder vote, tender his or her resignation to our Board with such resignation expressly stating that it is contingent upon the acceptance of the resignation by our Board in accordance with our corporate governance guidelines. The corporate governance and nominating committee will consider such tendered resignation and recommend to our Board whether to accept or reject the tendered resignation, or whether other action should be taken. Our Board will act on the tendered resignation, taking into account the committee’s recommendation, and publicly disclose its decision regarding the tendered resignation and, if such tendered resignation is rejected, the rationale behind the decision, within 90 days following certification of the stockholder vote. The corporate governance and nominating committee in making its recommendation, and our Board in making its decision, each may consider any factors and other information that they consider appropriate and relevant, including as a principal factor whether the issue(s) that caused the high withhold/against vote have been or will be addressed. Notwithstanding the foregoing, to the extent a director has received a greater number of votes “withheld” from his or her election than votes “for” such election in an uncontested election in two consecutive elections, our Board will accept such tendered resignation.

The director who has tendered his or her resignation pursuant to our corporate governance guidelines will not participate in the corporate governance and nominating committee’s or our Board’s deliberations or decision with respect to the tendered resignation, but shall remain active and engaged in all other committee deliberations and decisions pending completion of the corporate governance and nominating committee and Board process. If a majority of the members of the corporate governance and nominating committee are required to tender resignations pursuant to our director resignation policy following any election, then the independent directors that are not required to tender their resignations will appoint a Board committee amongst themselves solely for the purpose of considering the tendered resignations and making a recommendation to our Board. In addition, if the only directors who are not required to tender resignations pursuant to the policy following any election constitute three or fewer directors, then all directors may participate in the Board action regarding whether to accept the tendered resignations.

Director Attendance at Annual Meeting of Stockholders. We do not have a formal policy regarding attendance by directors at our annual meeting of stockholders but invite and encourage all directors to attend. We make every effort to schedule our annual meeting of stockholders at a time and date to permit attendance by directors, taking into account the directors’ schedules and the timing requirements of applicable law. At our last annual meeting, which was held on May 23, 2013, all director nominees that were members of the Board at that time attended the meeting.

Compensation Committee Interlocks and Insider Participation

From January 1, 2013 to December 31, 2013, the compensation committee of the Board was comprised of Messrs. Jeffs, Kincaid, Michels, Reilly and Ms. Rosenberg. None of the members of the Board who sat on the compensation committee in 2013 was employed by us as an officer or employee during or prior to 2013. No compensation committee member had any interlocking relationships requiring disclosure under applicable rules and regulations or had any relationship that is required to be disclosed as a transaction with a related person.

Settlement Agreement with Orange Capital

As previously made public, on November 20, 2013, Orange Capital LLC and certain of its affiliates notified the Company of their intent to nominate four nominees at the annual meeting. Following a series of discussions that took place between representatives of Orange Capital LLC and its affiliates and representatives of the Company, our Board determined that it was in the Company’s and its stockholders’ best interests to avoid an election contest and the expense and disruption that may result from such a contest. As a result, on March 7, 2014, the Company, on the one hand, and Orange Capital LLC, Orange Capital Master I, Ltd. and Daniel Lewis or, collectively, Orange Capital, on the other, entered into a settlement agreement, which we refer to as the Settlement Agreement, for the purpose of, among other things, resolving the pending proxy contest.

Pursuant to the terms of the Settlement Agreement, our Board unanimously approved (i) an increase in the size of our Board by one seat and (ii) the appointment of David W. Johnson as a director of the Company to fill the newly created vacancy on our Board effective March 7, 2014, which we refer to as the Appointment Date. Mr. Johnson will serve until the annual meeting and until his successor is elected and qualified, or until his earlier resignation or removal. Pursuant to the Settlement Agreement, the Company agreed to include Mr. Johnson on the Company’s slate of directors for the annual meeting and the Company’s 2015 annual meeting of stockholders, which we refer to as the 2015 annual meeting.

Pursuant to the terms of the Settlement Agreement, among other things:

•	The Company will recommend that the Company’s stockholders vote in favor of the election of Mr. Johnson at the annual meeting and will solicit proxies in favor of such election.

•

The Company will recommend that its stockholders vote in favor of the election of Mr. Johnson at the 2015 annual meeting and will solicit proxies in favor of such election. The nomination of Mr. Johnson for election as a director at the 2015 annual meeting is conditioned upon, among other things, (i) Mr. Johnson providing the Company with certain information required for his inclusion as a nominee in the Company’s proxy statement, (ii) his compliance with the Company’s corporate governance and other policies and (iii) his meeting the independence standards of the NYSE.

•	Orange Capital withdrew its notice of intent to nominate four directors at the annual meeting.

•	From March 7, 2014 until the conclusion of the 2015 annual meeting, which we refer to as the Standstill Period, Orange Capital will not:

•	solicit proxies with respect to the Company’s voting securities, or become participant in or assist any third party in any such solicitation;

•

encourage, advise or influence any other person or assist any third party in so encouraging, assisting or influencing any person with respect to the giving or withholding of any proxy, consent or other authority to vote or in conducting any type of referendum (other than such encouragement, advice or influence that is consistent with Company management’s recommendation in connection with such matter);

•

present at any annual or special meeting of the Company’s stockholders, which we refer to as a Stockholders Meeting, any proposal for consideration for action by stockholders or propose any nominee for election to our Board or seek representation on our Board or the removal of any member of our Board;

•

grant any proxy, consent or other authority to vote with respect to any matters (other than to the named proxies included in the Company’s proxy card) for any Stockholders Meeting or deposit any voting securities of the Company in a voting trust or subject them to a voting agreement or other arrangement of similar effect with respect to any Stockholders Meeting;

•	institute litigation against the Company;

•

other than pursuant to a transaction approved in advance by our Board, acquire beneficial ownership of voting securities that would equal or exceed (in the aggregate together with its affiliates) 9.9% of the then total outstanding voting securities; and

•	without the prior approval of the Board, propose or participate in, effect or seek to effect, any Extraordinary Transaction (as defined in the Settlement Agreement); provided, however, that the foregoing limitation shall not prohibit the Orange Capital and its affiliates from voting at a Stockholder Meeting on an Extraordinary Transaction.

•

Orange Capital shall cause all voting securities beneficially owned by it to be present for quorum purposes and to be voted at all Stockholder Meetings within the Standstill Period (x) for all directors nominated by our Board for election at such Stockholder Meeting and in favor of ratification of the appointment of the Company’s auditors, (y) in accordance with the recommendation of our Board on any proposals of any other stockholder of the Company that is also proposing one or more nominees for election to our Board in opposition to one or more nominees of our Board at such Stockholder Meeting, and (z) for advisory approval of the Company’s executive compensation

•

During the Standstill period, each of Company and Orange Capital has agreed not make any comment or statement that disparages (as distinct from objective statements reflecting business criticism) the other party, its officers, directors or employees.

•	The Company and Orange Capital each agreed to release certain claims against one another.

•	If at any time during the Standstill Period, Mr. Johnson is unable to serve as a director, the Company agrees to consult with Orange Capital with respect to a replacement for Mr. Johnson.

•

The Company agreed to reimburse Orange Capital for up to $400,000 of its documented out-of-pocket costs, fees and expenses incurred and paid by Orange Capital in connection with the nomination of its nominees for the annual meeting.

The foregoing summary of the Settlement Agreement may not contain all the information that is important to you. For more information, please refer to the Settlement Agreement, a copy of which is attached as Exhibit 10.1 to our Form 8-K filed with the SEC on March 10, 2014.

EXECUTIVE OFFICERS

The following sets forth, as of April 1, 2014, the positions, ages and selected biographical information for our executive officers who are not directors:

Diane M. Morefield

Diane M. Morefield, age 55, has served as the Company’s Executive Vice President, Chief Financial Officer since April 2010. From December 2009 to March of 2010, Ms. Morefield served as a Senior Consultant at CTS Holdings, Inc., a business advisory and project management firm. From November 2007 through June 2009, Ms. Morefield served as Chief Financial Officer of Equity International, a privately-held investment company focused exclusively on real estate related businesses operating outside of the United States. During this time, Ms. Morefield was responsible for financial reporting, investor relations, portfolio management, treasury and was actively involved in significant capital raising. From July 1997 to September 2006, Ms. Morefield was employed by Equity Office Properties Trust, or EOP, which, prior to its acquisition by The Blackstone Group L.P. in 2007, was the largest publicly traded office REIT and owner of office buildings in the United States, with revenues of approximately $3.3 billion and a total capitalization of approximately $30 billion. Her last position at EOP was Regional Senior Vice President for the company’s Midwest region where she was responsible for the overall business strategy, financial performance, operations, management and leasing activity for the region with total revenues of over $450 million, a portfolio size of 19.5 million square feet and over 300 employees. Prior to this role, Ms. Morefield was Senior Vice President – Investor Relations at EOP and responsible for all investor and public relations at the company. Before joining EOP, Ms. Morefield was head of the commercial real estate lending division for the Midwest region for Barclays Bank. Her earlier career experience also included consulting and auditor roles at Deloitte and Arthur Andersen & Co. Ms. Morefield serves on the Board of Directors and is Audit Committee chair for Spirit Realty Capital (NYSE: SRC). She is also a board member of the Chicagoland Chamber of Commerce. Ms. Morefield received an MBA from The University of Chicago and a Bachelor of Science in Accountancy from the University of Illinois. She is a certified public accountant.

Richard J. Moreau

Richard J. Moreau, age 67, has served as the Company’s Executive Vice President, Asset Management since 2005 and as Chief Operating Officer since 2011. Mr. Moreau previously served as the Company’s Vice President, Asset Management from 1997 to 2003 and Senior Vice President, Asset Management from 2003 until 2005. Mr. Moreau is responsible for the asset management of all our properties. Mr. Moreau has been in the hospitality industry for over 40 years in both property and multi-unit operation positions. From 1992 until he joined the Company in November 1997, Mr. Moreau was a principal in Gremor Hospitality, a hotel asset management company. From 1988 until 1992, he was a principal and Executive Vice President at Inn America Corporation, an independent hotel management company, where he was responsible for the day-to-day operations of 22 full service hotels and resorts operating under franchise agreements with Hilton, Sheraton and Holiday Inn. From 1985 until 1988, he was a Vice President of Operations for Hyatt Hotels and Resorts, where he was responsible for the development and implementation of all pre-opening and operating procedures for six prototype Hyatt hotels. From 1972 to 1985, Mr. Moreau worked for The Howard Johnson Company.

Paula C. Maggio

Paula C. Maggio, age 45, is the Company’s Executive Vice President, General Counsel and Secretary, and has been responsible for oversight of the Company’s legal affairs since 2004. Ms. Maggio played a critical role in the Company’s initial public offering in 2004 and subsequently executed a number of significant transactions for the Company. Ms. Maggio also retains responsibility for the Company’s Human Capital function. From 2007 to 2012, Ms. Maggio served as the Company’s Senior Vice President, General Counsel and Secretary. From 2004 to 2007, Ms. Maggio served as the Company’s Vice President, General Counsel and Secretary. Upon joining the Company’s predecessor in December, 2000 and through May, 2004, Ms. Maggio acted as Vice President,

Assistant Secretary and Associate General Counsel. Prior to joining the Company’s predecessor, Ms. Maggio practiced law with Altheimer & Gray, where she focused primarily on real estate and hospitality law. Ms. Maggio received a Bachelor of Arts and Juris Doctor, cum laude, from the University of Illinois in 1991 and 1994, respectively.

Stephen M. Briggs

Stephen M. Briggs, age 55, has served as the Company’s Senior Vice President, Chief Accounting Officer since February 2009. Mr. Briggs previously served as the Company’s Vice President, Controller and Principal Accounting Officer from 2007 until February 2009. Prior to joining the Company in 2007, Mr. Briggs served as the Senior Vice President-Asset Strategy/Strategic Planning of EOP, which, prior to its acquisition by The Blackstone Group L.P. in 2007, was the largest publicly-traded office REIT and owner of office buildings in the United States, with revenues of approximately $3.3 billion and a total capitalization of approximately $30 billion. At EOP, Mr. Briggs provided strategic direction and leadership to the accounting, tax, financial reporting, regional finance, lease administration and financial modeling functions. His responsibilities included all external and internal financial reporting, including SEC reporting, federal and local income tax compliance, reporting to EOP’s audit committee and Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) compliance and coordination with external auditors of quarterly and annual audit processes. Prior to that, Mr. Briggs held positions at EOP as Senior Vice President—Chief Accounting Officer (2000-2004); Senior Vice President—Financial Reporting and Accounting (1999); Vice President- Financial Reporting and Accounting (1996-1999) and Vice President— Property Accounting (1993-1996). He was formerly a Vice President at VMS Realty Partners and an Auditor at Deloitte, Haskins & Sells. Mr. Briggs received a MBA from DePaul University and a Bachelor of Science in Accountancy from The University of Illinois. Mr. Briggs is a certified public accountant and is a member of Best Financial Practices Council of the National Association of Real Estate Investment Trust.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

I.	Overview

This Compensation Discussion and Analysis describes the compensation policies and arrangements that are applicable to the CEO and Chief Financial Officer, or the CFO, as well as the other executive officers included in the summary compensation table under “—2013 Summary Compensation Table” on page 36, who are collectively referred to as the “named executive officers” or the NEOs, as such term is defined in Item 402(a) of Regulation S-K.

II.	Compensation Philosophy & Objectives

The compensation committee has three primary objectives for our compensation program:

•

Provide overall levels of compensation that are competitive and, at the target level, at the median of our peer group in order to attract and motivate highly qualified, experienced executives to enhance the interests of the Company and build long-term stockholder value;

•	Provide annual and long-term incentives that emphasize performance-based compensation, contingent upon achieving company and individual performance goals; and

•

Align the interests of our management with those of our stockholders by having a meaningful portion of our executive compensation programs comprised of equity-based incentives tied to stock price performance.

To achieve its objectives, the compensation committee has established a compensation program for NEOs consisting of base salary, annual bonus awards and our long-term incentive program. Pay opportunities for specific individuals vary based on a number of factors such as scope of duties, tenure, institutional knowledge and/or difficulty in recruiting a new executive.

As an executive’s level of responsibility increases, a greater proportion of his or her total compensation is based on the annual and long-term performance-based incentive compensation and less on base salary. The level and structure of these performance-based incentive elements reflects our variable pay-for-performance philosophy because vesting 67% of our long-term incentives are based on relative total shareholder return over a 3-year period and 50% of our annual incentives are based on achievement of budget.

III.	Compensation Plan Highlights

The compensation committee engages in an ongoing review of our executive compensation program to evaluate whether it supports our compensation philosophy and serves the interests of our stockholders. As a result of the on-going review, including our use of an outside compensation consultant and the feedback we received from stockholders (see Section IV, below), the compensation committee has taken the following actions to enhance our executive compensation program:

•	Pay-for-Performance:

•

Increased Percentage of Performance-Based Awards Under our Long-Term Incentive Program. In 2012, the compensation committee adopted a new long-term incentive program pursuant to which 67% of the target award is based on our relative total stockholder return against two indices. This change aligns a significant component of each NEO’s annual compensation opportunity with the interests of our stockholders by directly linking compensation to relative total shareholder return.

•

Increased Percentage of Annual Bonus Program Based on Corporate Financial Performance. In 2012, the compensation committee modified the Company’s annual bonus program by increasing the percentage of target bonus attributable to corporate financial performance from 25% to 50%. This change increased our weighting towards performance-based compensation elements, reduced the portion of the bonus attributable to qualitative components and further aligns each NEO’s compensation opportunity with the interests of our stockholders.

•

Reduced Payout Levels for Threshold Performance Under Long-Term Incentive Program. In early 2014, the compensation committee modified the performance share-plan under our 2014 long-term incentive program to reduce the award earned for achieving threshold performance goals from 50% of target to 25% of target. We believe that this change enhances the pay-for-performance design of our executive compensation program and further aligns each NEO’s compensation opportunity with the interests of our stockholders.

•

Modified Compensation Philosophy Provides Target Compensation at Median Level. In 2014, our compensation committee modified our compensation philosophy to provide that its objective is to provide target levels of compensation at the median of our peer group. The compensation committee’s engagement of Towers Watson included a benchmarking analysis against our revised peer group, as described below, that demonstrated our target compensation for our NEOs is at the median level.

•

Variable Total Compensation. A significant percentage of targeted annual compensation is delivered in the form of variable compensation that is connected to actual performance. For 2013, variable compensation comprised 77% of the target annual compensation for our Chief Executive Officer.

•	Elimination of guaranteed grants. When we entered into Mr. Gellein’s employment agreement in 2012, we did not provide for a guaranteed annual grant of restricted stock units.

•	Governance Practices by Compensation Committee:

•

Engagement of Independent Compensation Consultant. Prior to 2013, our compensation committee periodically engaged an independent compensation consultant to evaluate specific elements of our executive compensation program. In 2013, the compensation committee retained Towers Watson to perform a holistic review of our executive compensation program.

•

Peer Group Modification. In 2013, as part of an analysis undertaken by Towers Watson to benchmark the compensation of our NEOs against the peer group, the compensation committee approved a modification to our peer group that removed Host Hotels & Resorts, Inc. due to its size relative to the Company. This modification lowered the overall average size of the peer group based on market capitalization and revenues.

•

Double-Trigger Vesting. In 2012, we amended our 2004 Incentive Plan to allow the Company to grant awards subject to double-trigger vesting upon a change in control. Beginning with our 2012 long-term incentive awards, in the event of a change-in-control, accelerated vesting of equity awards occurs generally only upon a “double trigger” which generally means that (i) there has to be a change-in-control and (ii) the award recipient has to be terminated without cause or experience a constructive termination before the vesting of the recipient’s equity will accelerate.

•

Robust stock ownership guidelines. In accordance with our stock ownership guidelines, our CEO holds stock valued at over five times his base salary and our other NEOs hold stock valued at over three times their base salary. Members of our Board are not delivered the equity component of their compensation for serving on our Board of Directors until six months after termination of service from our Board.

•

Claw-back Policy. In 2013, the compensation committee adopted a claw-back policy that in certain instances permits the Company to recover incentive compensation paid to our NEOs that was calculated based upon any financial result or performance metric impacted by willful misconduct or gross negligence of such NEO.

•	Prohibition against employee and director pledging and hedging of Company securities. We have adopted a policy that prohibits pledging and hedging of Company securities by our employees and directors.

•

Maximum payout caps for annual cash incentive compensation and long-term incentive plan awards. Our annual cash incentive program and our long-term incentive plan are both formulaic and include a maximum amount payable or to be granted under such programs.

•	No change-in-control tax gross ups. We do not provide our NEOs with tax gross ups for change-in-control or any other reason.

•

No repricing of underwater stock options. Our 2004 Incentive Plan does not permit the repricing of underwater stock options or stock appreciation rights, except in connection with certain corporate transactions involving the Company.

These modifications or plan designs were adopted to ensure that our compensation programs align the interests of management with those of stockholders.

IV.	2013 Say on Pay Vote

At our 2013 annual meeting of stockholders, less than a majority of our stockholders voted to approve the 2012 compensation paid to our NEOs as described in our 2013 annual proxy statement (which we refer to as the “SOP vote”). The vote outcome was disappointing to the Company, our Board of Directors and the compensation committee for various reasons, including the material increase in our stock price and operating performance in 2012 and the changes to our executive compensation program that were implemented in 2012. Although this vote was an advisory vote, and was not binding on either the Company, our Board or any of its committees, the compensation committee carefully considered these results when engaging in its ongoing review of our executive compensation program.

Over the last year, management sought feedback from, among others, our largest stockholders who we believe collectively held over 60% of our outstanding shares as of February 28, 2014, to better understand their perceptions or concerns regarding our executive compensation program and the results of the SOP vote. Management and the compensation committee reviewed our executive compensation program and practices in light of the feedback provided by our stockholders. Generally, stockholders who had voted against the SOP vote expressed concerns about the Company’s Value Creation Plan, or VCP, a plan adopted in 2009 that expired in 2012. Although the VCP was intended to align the interests and efforts of key employees with the interests of our stockholders and to incentivize the creation of stockholder value, our stockholders expressed concerns regarding the level of awards paid under the VCP. In addition, some of the feedback related to the terms of the separation agreement entered into with our former Chief Executive Officer. Other stockholders advised us that the alignment of pay and performance are important considerations for them when evaluating the Company’s executive compensation program.

While no specific component of our executive compensation program was altered solely on the basis of the SOP vote or our stockholder feedback, the compensation committee approved certain modifications to our executive compensation program that it believes enhance the alignment between our executive compensation program and the interests of our stockholders. These modifications include the compensation committee’s 2013 engagement of Towers Watson to perform a holistic review of our executive compensation program, 2013 revisions to the Company’s peer group, and a reduction in the threshold payout under our long-term incentive program from 50% of target to 25% target. The compensation committee believes these modifications, coupled with the positive changes to our executive compensation program that we implemented in 2012 and the expiration of our legacy VCP, have strengthened the alignment of the interests of our executive officers with those of our stockholders.

Stockholders are invited to express their views to the Board regarding executive compensation as well as other matters as described in this proxy statement under the heading “Stockholder Communications Policy”.

V.	Establishing the Compensation Program and Use of Compensation Consultants

To assist the compensation committee in meeting its objectives, the compensation committee may engage an outside executive compensation consulting firm to review the key elements of our compensation programs, base pay, annual incentives and long-term incentives, as well as its structure, including design and performance measurements.

In 2011, the compensation committee engaged Vivient Consulting, or Vivient, to assess the competitive compensation levels for the NEOs, to design a long-term incentive program and to review the annual bonus plan. The compensation committee engaged Vivient for this assignment because competitive pay positioning had not been conducted for several years, the VCP was expiring in 2012 and the compensation committee desired to adopt a new long-term incentive program that incorporated more robust performance-based metrics.

For purposes of the review and plan design, Vivient and the compensation committee developed a new peer group consisting of nine hotel REITs and seven hotel operator companies, or the 2011 Peer Group, as follows:

•    Ameristar Casinos, Inc.

•    Ashford Hospitality Trust, Inc.

•    Chesapeake Lodging Trust

•    Choice Hotels International, Inc.

•    DiamondRock Hospitality Company

•    FelCor Lodging Trust, Inc.

•    Gaylord Entertainment (now known as Ryman Hospitality)

•    Hersha Hospitality Trust

•    Host Hotels & Resorts*

•    Isle of Capri Casinos

•    LaSalle Hotel Properties, Inc.

•    Morgans Hotel Group Co.

•    Pebblebrook Hotel Trust

•    Pinnacle Entertainment, Inc.

•    Sunstone Hotel Investors, Inc.

•    Vail Resorts, Inc.

*	Note: Host Hotels & Resorts was removed from the peer group for purposes of benchmarking 2013 year-end compensation of our NEOs relative to the peer group.

The compensation committee selected the 2011 Peer Group by reviewing the industry, size and similarity of business focus of the proposed peer group companies to the Company. As part of this process, Vivient worked with the compensation committee to compile a list of potential hotel REIT peers and hotel operator peers, utilizing a market capitalization between $200 million and $3 billion. The resulting peer group selected by the compensation committee added five hotel REITs and three hotel operating companies to the prior peer group. The compensation committee also removed several companies from the prior peer group because it determined such companies were not hotel companies or because their market capitalization was too high. The companies that were removed from our peer group were Taubman Centers, Inc., Ventas, Inc. and Wyndham Worldwide.

During 2012 and 2013, Towers Watson provided compensation consulting services to the compensation committee. Towers Watson was retained by and reports to the compensation committee. Towers Watson:

•

In 2013, participated in the review of the executive compensation program to help the compensation committee evaluate the linkage between pay and performance with the compensation program, including the long-term incentive program;

•	In 2013 and 2014, reviewed and advised the compensation committee regarding the year-end 2013 NEO compensation levels relative to the peer group;

•	In late 2012, evaluated and recommended the design of the compensation program for our then new President and Chief Operating Officer, Mr. Gellein; and

•

In 2012, evaluated and recommended the design of a compensation program for our then current President and Chief Executive Officer (which was not implemented due to the mutual agreement to separate, as announced in November, 2012).

Towers Watson does not provide any other services to the Company and the Company concluded that Towers Watson’s work for the compensation committee did not raise any conflicts of interest.

The compensation committee meets with our CEO to discuss his compensation package, but ultimately decisions regarding his package are made solely based upon the compensation committee’s deliberations, with input from its compensation consultant from time to time. Decisions regarding other NEOs are made by the compensation committee considering recommendations from our CEO and the compensation consultant from time to time. For 2013 year-end compensation decisions, the compensation committee considered the input of Towers Watson.

VI.	Current Compensation Structure

A.	Pay Elements—Overview

The three main components of our 2013 executive compensation program were:

•	Base Salary

•	Annual Bonus

•	LTI Program

B.	Pay Elements—Details

(1) Base Salary

Base salaries are set with regard to the position within the Company and the individual’s current and sustained performance results. The base salary level for each NEO is reviewed annually by the compensation committee. In setting base salaries, the compensation committee may consider:

•	competitive market and peer group data specific to an executive’s position;

•	performance assessments against goals established for the prior year;

•	expected future contributions;

•	job responsibility;

•	cost-of-living increases; and

•	Company performance.

There is no specific weighting applied to any one factor in setting the level of base salary, and the process ultimately relies on the subjective exercise of the compensation committee’s judgment.

Other than Mr. Briggs, who received an approximately 4% increase in base salary, our NEOs did not receive base salary increases in 2013. The 2013 base salaries of our NEOs were as follows:

Name	2013 Base Salary
Raymond L. Gellein, Jr.	$800,000
Diane M. Morefield	$392,533
Richard J. Moreau	$392,533
Paula C. Maggio	$340,000
Stephen M. Briggs	$250,000

(2) Annual Bonus Awards

Our annual bonus award program provides our NEOs the opportunity to receive cash bonus awards based on the compensation committee’s assessment of the Company’s financial and qualitative performance. In 2013, the annual bonus program included a Company financial component and a qualitative component, each equally weighted. In 2012, the Company increased the weighting of the financial component from 25% to 50% of target bonus and decreased the weighting of the qualitative component from 75% to 50% of target bonus.

As was the case in 2012, in 2013, the metric for the financial component was adjusted EBITDA results compared to 2013 budgeted EBITDA. “EBITDA” represents net income or loss attributable to the Company’s common stockholders before: (i) interest expense; (ii) income taxes, including deferred income tax benefits and expenses applicable to our foreign subsidiaries and income taxes applicable to sales of assets; and (iii) depreciation and amortization. For incentive purposes, EBITDA is adjusted to also exclude the effect of realized deferred gains on our sale leasebacks, the effect of gains or losses on sales of assets, early extinguishment of debt, impairment losses, foreign currency gains or losses and other non-recurring charges.

For the qualitative component of the bonus, the compensation committee considered the Company’s performance as compared to the Company-wide objectives approved by the Board in the first quarter of 2013 (as described further below), other accomplishments, individual performance and the Company’s stock price appreciation. In evaluating performance against the qualitative component, the compensation committee did not assign any specific weighting to the various matters considered by the compensation committee.

The goals with respect to annual bonus awards are established at three separate levels—threshold, target and maximum, with bonus payouts ranging from 50% of target for threshold performance to 150% of target (or, in the case of Mr. Gellein, 200% of target) for maximum performance. In 2013, the target incentive opportunities for each NEO did not change from the opportunities established in 2012. Accordingly, for 2013, Mr. Gellein had an annual target incentive of 100% of base salary, Ms. Morefield, Mr. Moreau and Ms. Maggio had an annual target incentive of 75% of base salary, and Mr. Briggs had an annual target incentive of 60% of base salary.

The following table shows the annual bonus plan components at threshold, target and maximum for each of our NEOs:

	2013 Annual Bonus Plan
	Financial Component (50%)			Qualitative Component (50%)			2013 Annual Bonus Plan Total
Name	Threshold	Target	Maximum	Threshold	Target	Maximum	Threshold	Target	Maximum
Raymond L. Gellein, Jr.	$200,000	$400,000	$800,000	$200,000	$400,000	$800,000	$400,000	$800,000	$1,600,000
Diane M. Morefield	$73,600	$147,200	$220,800	$73,600	$147,200	$220,800	$147,200	$294,400	$441,600
Richard J. Moreau	$73,600	$147,200	$220,800	$73,600	$147,200	$220,800	$147,200	$294,400	$441,600
Paula C. Maggio	$63,750	$127,500	$191,250	$63,750	$127,500	$191,250	$127,500	$255,000	$382,500
Stephen M. Briggs	$37,500	$75,000	$112,500	$37,506	$75,000	$112,500	$75,000	$150,000	$225,000

In 2013, to earn a target bonus under the financial component, actual EBITDA was required to be at 100% of budgeted EBITDA, or $202.2 million. To earn a threshold bonus under the financial component, EBITDA was required to be at 90% of budget. If results were less than 90% of budgeted EBITDA, the NEOs would not be entitled to an award based on Company achievement of the financial component. In 2013, to earn a maximum payout under the financial component, EBITDA was required to be at least 107.5% of budgeted EBITDA. To the extent final EBITDA results were between 90% and 107.5%, there would be a straight-line interpolation of the pay-out for the financial component.

Bonuses are paid in the first quarter of each year for the prior year’s performance once the compensation committee has had the opportunity to assess Company financial performance and accomplishments of the Company and its employees.

2013 Bonuses

Financial. For 2013, adjusted EBITDA was $215.7 million. Consequently, actual financial performance was approximately 106.7% of budgeted EBITDA, resulting in a payout for the financial component equal to 188.69% of target for Mr. Gellein and 144.34% of target for the other NEOs.

Qualitative. In reviewing the qualitative component of the bonus, the compensation committee determined that the Company had accomplished the majority of its 2013 objectives, including the following:

2013 Company Objectives	2013 Accomplishments
Achieve budgeted EBITDA for 2013, as adjusted for asset sales, acquisitions and capital market activity.	$215.7 million EBITDA vs. $202.2 million budgeted EBITDA.
Reduce run-rate general and administrative costs from $23.6 million to $21.6 million (excluding certain one-time expenses).	Run-rate general and administrative costs, less transaction costs and bonuses in excess of target, were $20.3 million.
Execute capital expenditure projects on budget.	In aggregate, completed capital expenditure projects for 2013 were completed under budget by $1.1 million.
For North American consolidated hotels, exceed 2012 hotel gross operating profit margins by at least 80 bps.	2013 hotel gross operating profit exceeded 2012 gross operating profit margins by 170 bps.
Maintain or outperform revenue per available room index percentage change, in the aggregate, as compared to Smith Travel Research competitive sets.	Aggregate 2013 revenue per available room index of 114.0x, an increase of 2.4% over 2012.
Execute strategic acquisitions and transactions as capital structure and opportunities allow.	Entered into agreement to sell the Four Seasons Punta Mita Resort for $200 million.
At year-end 2013, retain liquidity of at least $100 million.	At year-end 2013, Company’s liquidity was $180 million.
Create a plan to sell non-strategic and non-income producing assets.	Executed sale of Lake Shore Athletic Club. Signed agreement to sell La Solana land parcel as part of sale of Four Seasons Punta Mita Resort.
Refinance the Marriott Grosvenor Square Hotel.	Entered into 1-year extension of loan, eliminating annual amortization payments and providing flexibility for potential disposition.
Manage the Company’s balance sheet within reasonable leverage ranges.	At year-end 2013, Net Debt/EBITDA was reduced to 6.1x and Net Debt + Preferreds/EBITDA was reduced to 7.5x.

Additionally, other matters which were deemed by the Board to be important in positioning us for future success were considered, including the following:

•	Our 2013 operating results for our total North American portfolio:

•	Our average daily rate, or ADR, increased 6.1% to $290;

•	Our revenue per available room, or RevPAR, increased 8.8% to $215;

•	Our total RevPAR increased 10% to $402; and

•	Our EBITDA margins (excluding the guarantee payment for our hotel manager at the JW Marriott Essex House) increased 210 bps;

•	We amended certain loans encumbering our Westin St. Francis, Fairmont Chicago and Marriott Grosvenor Square hotels to eliminate approximately $10 million per annum in amortization payments;

•	The Company outperformed its peers and the SNL Hotel REIT Index in 1-year, 3-year and 5-year Total Shareholder Return:

Total Shareholder Return as of 12/31/13
Time	Strategic Hotels	SNL Hotel REIT Index	Peers*
1-Year	47.7%	26.3%	28%
3-Year	78.6%	24%	18.6%
5-Year	462.5%	188.7%	175.6%

*	Peers include DiamondRock Hospitality Company, LaSalle Hotel Properties, Pebblebrook Hotel Trust, Sunstone Hotel Investors, Inc. and Host Hotels & Resorts, Inc.

Bonuses. In light of the foregoing financial results and accomplishments, the compensation committee approved the following bonuses for 2013:

	2013 Cash Bonus
Name	EBITDA vs. Budget Component (50%)	Qualitative Component (50%)	Total 2013 Cash Bonus
Raymond L. Gellein, Jr.	$754,000	$700,000	$1,454,760
Diane M. Morefield	$212,468	$202,400	$414,868
Richard J. Moreau	$212,468	$202,400	$414,868
Paula C. Maggio	$184,034	$175,313	$359,346
Stephen M. Briggs	$108,255	$93,750	$202,005

(3) LTI Program

Under the Company’s 2004 Incentive Plan, the compensation committee has the authority to grant restricted stock units (“RSUs”), performance-based RSUs, performance shares and stock options. Grants under our 2004 Incentive Plan are designed to balance the short-term focus of annual bonus awards by tying rewards to Company and stock price performance achieved over multi-year performance periods, as well as providing us with a tool to retain our NEOs. Our compensation philosophy places great emphasis on long-term incentives, which is consistent with our goal of aligning the interests of our executives with the interests of our stockholders.

LTI Program

In early 2012, the compensation committee adopted a new long-term incentive program, or LTI Program, for our NEOs, with a performance period of 2012-2014 which we refer to as the 2012 LTI Program. For 2013, the compensation committee elected to continue the 2012 LTI Program design for our NEOs with a performance period of 2013-2015, which we refer to as the 2013 LTI Program. As previously described, the compensation committee engaged Vivient Consulting to assist with plan design for the LTI Program prior to its initial roll-out in early 2012. In late 2013, Towers Watson was engaged to review and provide recommendations to further enhance the pay for performance design of the LTI Program for the 2014-2016 performance period.

The objective of the LTI Program is to focus our NEOs on achieving significant share price growth over a three-year performance period and to reward executives for demonstrated stockholder value creation, as measured by a combination of relative total stockholder return (stock price appreciation plus the reinvestment of dividends), or TSR, and absolute stock price performance. The 2013 LTI Program is comprised of a combination of a Performance Share Plan, or PSP, and time-based RSUs, weighted 67% and 33%, respectively, with the PSP portion designed to motivate stockholder value creation and the RSU component designed to retain NEOs over the multi-year vesting period.

The following table describes the annual target value for each of our NEOs for the 2013 LTI Program:

	2013 LTI Program
NEO	Target Annual LTI Award (expressed as % of Base Salary)	2012 Year-End Annual Base Salary ($)	2013 Target Annual LTI Award Opportunity ($)
Raymond L. Gellein, Jr.	250%	$800,000	$2,000,000
Diane M. Morefield	160%	$392,533	$628,053
Richard J. Moreau	160%	$392,533	$628,053
Paula C. Maggio	160%	$340,000	$544,000
Stephen M. Briggs	110%	$240,824	$264,906

Performance Share Plan (PSP)

In order to further align the interests of our executives with those of our stockholders, for 2013, the compensation committee retained the PSP as a key element of the 2013 LTI Program. Under the PSP, performance shares are earned based on the Company’s relative TSR and absolute stock price performance over a three-year performance period. Because the compensation committee felt it important to evaluate results on a long-term basis and motivate the NEOs over a longer time horizon, the PSP measures performance over a three-year performance period. The PSP was designed to provide a strong link between pay and sustained long-term performance of the Company, as the executive’s ability to earn shares is diminished if performance goals are not achieved and sustained.

The key performance metric for the 2013 PSP was determined to be relative TSR of the Company. The compensation committee elected to benchmark the TSR measure against recognized industry indices in an effort to gauge the Company’s performance with respect to objective third-party stock indices. Of the award, 75% will be evaluated relative to the companies that comprise the SNL Lodging Index and 25% of the award will be evaluated relative to the companies that comprise the MSCI US REIT Index. The compensation committee determined that it was appropriate to have 75% of the PSP performance weighted against the companies in the SNL Lodging Index because this index is comprised only of hotel REITs and was viewed by the compensation committee to best reflect the product class against which investors assess the Company’s performance. The 25% of the PSP evaluated relative to the MSCI US REIT Index was determined to be appropriate because it contains approximately 90% of all publicly-traded REITs across all real estate classes and is a broader group of companies against which to measure performance. Under the design of the 2013 PSP, participants were also subject to an absolute stock price performance metric as there would be no vesting under the terms of the 2013 PSP if the Company’s 60-trading day average stock price at the end of the performance period is below 50% of the 60-trading day average stock price at the beginning of the performance period, regardless of how well the Company performed compared to its peers.

The performance period under the 2013 LTI Program began on January 2, 2013 and ends on December 31, 2015. Consistent with the design of the 2012 LTI Program, in light of the volatility in the Company’s stock price, the compensation committee elected to determine TSR for the Company and for the companies in the indices against which the Company is being ranked, by using as a starting stock price the average closing stock price for the 60-trading days ending December 31, 2012 for the 2013 LTI Program. This results in a starting stock price for the Company of $6.10 for the 2013 LTI Program. To determine the ending stock price as of year-end 2015, the calculation for the Company and for the companies in the indices against which the Company is being ranked, will be the average closing stock price for the 60-trading days ending December 31, 2015.

To determine the number of shares granted at target under the PSP, in light of the volatility of the Company’s stock price, Vivient initially recommended that the target value of the PSP be divided by the Company’s average 60-trading day stock price discussed above. However, in light of the Company’s stock price appreciation through the 2013 grant date, the compensation committee elected to determine the grant based on the grant date stock price rather than the average closing stock price for the 60-day trading days ending

December 31, 2012 to avoid a perceived windfall to our NEOs. For the 2013 grants made in February 2013, this resulted in fewer shares being awarded because the closing date stock price on the grant date for the 2013 LTI Program, February 26, 2013 ($7.21), was approximately 18% higher than the 60-trading day average ending December 31, 2012 ($6.10). In the case of Mr. Gellein, because he received his 2013 LTI Program grant in connection with his November 2012 commencement of employment, his award was determined based on the November 18, 2012 closing stock price.

The 2013 PSP grants equaled 67% of the 2013 LTI Program annual target value divided by the grant date closing stock price are as follows:

NEO	LTI Target for PSP (67% of Target) ($)	2013 PSP Grant (# Shares)
Raymond L. Gellein, Jr.	$1,340,000	227,891	(1)
Diane M. Morefield	$420,795	58,363
Richard J. Moreau	$420,795	58,363
Paula C. Maggio	$364,480	50,552
Stephen M. Briggs	$177,487	24,617

(1)	Mr. Gellein received his PSP grant for the 2013 LTI Program on November 19, 2012 in connection with the commencement of his employment as President and Chief Executive Officer of the Company. Mr. Gellein’s grant was determined by dividing his PSP target opportunity under the 2013 LTI Program by the closing stock price on November 18, 2012 ($5.88).

For the 2013 LTI Program, based on the Company’s TSR performance during the 2013-2015 performance period, the NEOs will be eligible to receive between 0% and 150% of the number of targeted shares under the 2013 PSP as further described below:

BEE TSR Percentile Rank vs. Companies in the SNL Lodging Index (75% weighting)		BEE TSR Percentile Rank vs. Companies in the MSCI US REIT Index (25% weighting)
Percentile Rank	SNL Multiple of Target Shares Earned(1)	Percentile Rank	MSCI Multiple of Target Shares Earned(1)
100%	1.50	100%	1.50
75%	1.25	75%	1.25
50%	1.00	50%	1.00
25%	0.50(2)	25%	0.50(2)
Below 25%	0	Below 25%	0

(1)	Payouts for performance between TSR percentile ranking levels are calculated using straight line interpolation.
(2)	For the 2014 LTI Program, the threshold payout level was reduced from .50 to .25. For the 2012 and 2013 LTI Programs, the threshold payout level was .50.

Under the 2013 LTI Program design, if performance by the Company against either component is at the 85th percentile or higher, the NEOs will earn an additional 10% of the original target grant for such component. To ensure the Company does not reward negative TSR, the 2013 LTI Program limits the award to a payout at target if TSR is not positive for the performance period, even if the Company is above the 50th percentile rank of the companies in the indices. Additionally, if the Company’s ending stock price is below 50% of the 60-trading day starting stock price, there will be no shares earned, even if the Company is at or above the 25th percentile rank of companies in the indices.

Restricted Stock Units (RSUs)

To retain NEOs over a three-year vesting period, RSUs comprised 33% of the target award under the 2013 LTI Program. As noted above, to determine the number of RSUs granted, in light of the volatility of the

Company’s stock price in 2011, Vivient initially recommended that the target value of the grant be divided by the Company’s average closing stock price for the 60-trading days preceding the start of the performance period. However, in light of the Company’s stock price appreciation leading up to the grant date, the Company calculated the grants by dividing the target award by the grant date closing stock price. For the February 2013 grants, using the grant date value resulted in fewer shares granted to our NEOs because the closing date stock price on February 26, 2013 ($7.21) was approximately 18% higher than the 60-trading day average ending December 31, 2012 ($6.10). As noted above, in the case of Mr. Gellein, because he received his 2013 LTI Program grant in connection with his November 2012 commencement of employment, his award was determined based on the November 18, 2012 grant date closing stock price.

Under the 2013 LTI Program, the three-year time-vested RSU grants made to our NEOs are detailed in the table below:

NEO	LTI Value of RSU (33% of Target)	2013 RSU Grant (# of shares)
Raymond L. Gellein, Jr.	$660,000	112,245	(1)
Diane M. Morefield	$207,257	28,746
Richard J. Moreau	$207,257	28,746
Paula C. Maggio	$179,520	24,899
Stephen M. Briggs	$87,419	12,125

(1)	Mr. Gellein received his RSU grant for the 2013 LTI Program on November 19, 2012 in connection with the commencement of his employment as President and Chief Executive Officer of the Company. Mr. Gellein’s grant was determined by dividing his target opportunity under the 2013 LTI Program for the RSU component by the closing stock price on November 18, 2012 ($5.88).

2014 LTI Program

For 2014, the compensation committee retained the same long-term incentive design that was used for the 2012 and 2013 LTI Programs, but with one modification intended to further enhance the pay for performance design of the LTI Program. Under the 2014 LTI Program, the compensation committee reduced the threshold payout under the 2014 PSP from .50 of target at 25th percentile performance to .25 of target at 25th percentile performance based on the recommendations of Towers Watson. In approving the awards under the 2014 LTI Program, the compensation committee maintained the existing target award opportunities without increase, expressed as a percentage of base salary. Based on the closing stock price on the February 25, 2014 grant date as well as the NEOs year-end base salary, each NEO was granted the following number of performance shares and RSUs under the 2014 LTI Program:

NEO	2014 PSP Grant (# of Shares)	2014 RSU Grant (# of shares)
Raymond L. Gellein, Jr.	140,021	68,966
Diane M. Morefield	43,970	21,657
Richard J. Moreau	43,970	21,657
Paula C. Maggio	38,086	18,759
Stephen M. Briggs	19,253	9,483

(4) Perquisites and Other Benefits

We provide executive officers with a limited number of perquisites that we and the compensation committee believe are reasonable and consistent with our industry. The compensation committee reviews the perquisites annually. Mr. Gellein receives an annual $50,000 stipend to offset his commuting expenses from his home to the Company’s headquarters.

(5) Retirement

We do not have a defined benefit pension plan. The Strategic Hotel Funding, L.L.C. 401(k) Plan, or 401(k) Plan, is a retirement savings plan pursuant to which all U.S.-based employees, including the NEOs, are able to contribute and receive Company matching contributions. In the event of achievement of our financial goals, we retain discretion to provide an additional contribution to the accounts of all employees participating in the 401(k) Plan. In 2013, we did not make any discretionary additional contributions.

(6) Employment Agreements

We have an employment agreement with Mr. Gellein. The employment agreement is intended to ensure retention of Mr. Gellein as the critical member of the management team and to motivate Mr. Gellein to achieve superior long-term results on behalf of the Company. The compensation program structure in Mr. Gellein’s employment agreement includes base salary, annual incentive bonus opportunity and an annual long-term incentive award. The compensation committee believes that Mr. Gellein’s compensation structure appropriately motivates and incents Mr. Gellein and aligns his interests with the interests of the stockholders.

We also have agreements with Ms. Morefield, Mr. Moreau, Ms. Maggio and Mr. Briggs regarding severance in the event of termination without cause, constructive termination or change-in-control. See “—Potential Post-Termination Payments—Severance Program” beginning on page 41. At the time such agreements were entered into, the compensation committee reviewed severance protections for executive officers in the Company’s then peer group of companies and determined that entering into the agreements provided contractual severance protections in the event of termination without cause or a change-in-control that were consistent with protections found at peer companies.

VII.	Adjustment or Recovery of Awards

In 2013, the Company adopted a clawback policy that permits the Company to clawback performance-based compensation paid to our NEOs in the event of a material restatement of the Company’s financial results and a determination that the amount of any performance-based compensation would have been lower if it had not been calculated based on such financials and that such NEO engaged in fraud or willful unlawful misconduct that materially contributed to the need for the restatement.

Additionally, to the extent that any of our financial results are misstated as a result of Mr. Gellein’s willful misconduct or gross negligence and financial results are subsequently restated downward, which would result in lower awards to Mr. Gellein, Mr. Gellein’s employment agreement provides for offsets to future amounts due and/or clawbacks against past amounts paid pursuant to compensatory awards.

Finally, under Section 304 of Sarbanes-Oxley, if the Company is required to restate its financials due to material noncompliance with any financial reporting requirements as a result of misconduct, Mr. Gellein and Ms. Morefield must reimburse the Company for (1) any bonus or other incentive-based or equity-based compensation received during the 12 months following the first public issuance of the non-complying document, and (2) any profits realized from the sale of securities during those 12 months.

VIII.	Stock Ownership Policy

The compensation committee has adopted stock ownership guidelines pursuant to which executive officers are required to own stock or RSUs in the Company equal to a percentage of their base salary, depending on their position. Mr. Gellein is required to own stock or RSUs equal to five times his base salary and the other NEOs are required to own stock or RSUs equal to three times their base salary. Executives are required to reach these levels within five years of the later of commencement of employment or promotion to such executive level. Our NEOs are in compliance with these guidelines as of April 1, 2014.

The compensation committee has adopted a stock holding policy that requires members our Board of Directors to not receive delivery of the equity component of their compensation for serving on the Board until six (6) months after termination of service from the Company’s Board. This serves to ensure all members of the Board retain a long-term equity investment in the Company and aligns their interests with the interests of the stockholders.

IX.	Hedging and Pledging Policy

We maintain an anti-hedging policy that expressly prohibits executives and directors from holding Company securities in a margin account or pledging our securities as collateral for a loan.

Compensation Committee Report

The compensation committee of the Board of Directors, or the Board, of Strategic Hotels & Resorts, Inc., a Maryland corporation, has reviewed and discussed the Compensation Discussion & Analysis with management and, based on that review and discussion, recommends to the Board that it be included in our annual report on Form 10-K and our proxy statement.

Compensation Committee

James A. Jeffs (Chairman)

Richard D. Kincaid

David M.C. Michels

Eugene F. Reilly

Sheli Z. Rosenberg

The following table sets forth for the year indicated the annual compensation of our CEO, our CFO and our other NEOs.

2013 SUMMARY COMPENSATION TABLE

Name and principal position	Year	Salary ($)	Bonus ($)	Stock awards ($)(1)	Option awards ($)	Non-equity incentive plan compen- sation ($)(2)	Change in pension value and nonqualified deferred compensation earnings ($)	All other compen- sation ($)(3)		Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)
Raymond L. Gellein, Jr.	2013	$800,000	—	$—	—	$1,454,760	—	$65,300	(4)	$2,320,060
President and Chief Executive Officer	2012	$95,385	—	$2,085,034	—	$200,000	—	$11,492		$2,391,911
	2011	—	—	—	—	—	—	—		—

Diane M. Morefield	2013	$392,533	—	$678,832	—	$414,868	—	$15,300	(5)	$1,501,533
Executive Vice President, Chief Financial Officer	2012	$392,093	—	$640,318	—	$2,832,126	—	$15,000		$3,879,537
	2011	$380,673	$75,225	$485,162	—	$403,513	—	$14,700		$1,359,273

Richard J. Moreau	2013	$392,533	—	$678,832	—	$414,868	—	$15,300	(5)	$1,501,533
Executive Vice President and Chief Operating Officer	2012	$392,093	—	$640,318	—	$2,832,126	—	$15,000		$3,879,537
	2011	$357,053	$75,225	$471,874	—	$403,513	—	$14,700		$1,322,365

Paula C. Maggio	2013	$340,000	—	$587,982	—	$359,346	—	$15,300	(5)	$1,302,628
Executive Vice President, Secretary & General Counsel	2012	$340,000	—	$535,559	—	$2,250,542	—	$15,000		$3,141,101
	2011	$309,346	$68,003	$361,875	—	$287,997	—	$14,700		$1,041,921

Stephen M. Briggs	2013	$250,000	—	$286,327	—	$202,005	—	$15,300	(5)	$753,632
Senior Vice President,	2012	$240,824	—	$270,076	—	$2,090,542	—	$15,000		$2,616,442
Chief Accounting Officer	2011	$233,548	$38,684	$267,865	—	$171,745	—	$14,700		$726,542

(1)	This column shows the full grant date fair value of the stock awards granted to the NEOs in 2013, calculated in accordance with Financial Accounting Standards Board ASC Topic 718. Generally, the full grant date fair value is the amount expensed in our financial statements over the vesting period of the award. The assumptions used in the calculation of these amounts are discussed in Note 13 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2013.
(2)	This column represents amounts earned by the NEO under the Company’s annual bonus program with respect to 2013 performance. See the “Compensation Discussion and Analysis” for further information regarding the Company’s 2013 bonus program.
(3)	Each NEO received 401(k) matching contributions of $15,300 in 2013.
(4)	This amount represents a stipend under Mr. Gellein’s employment agreement to offset his commuting expenses ($50,000) and a 401(k) matching contribution ($15,300).
(5)	The aggregate incremental cost to us for perquisites for Ms. Morefield, Mr. Moreau, Ms. Maggio and Mr. Briggs did not exceed $10,000.

2013 Grants of Plan-Based Awards Table

Name	Grant date	Estimated future payouts under non-equity incentive plan awards(1)			Estimated future payouts under equity incentive plan awards(2)			All other stock awards: number of shares of stock or units (#)(3)	All other option awards: number of securities underlying options (#)	Exercise or base price of option awards ($/Sh)	Grant date fair- value of stock & option awards(4)
(a)	(b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)	(i)	(j)	(k)	(l)
Raymond L. Gellein, Jr.		$400,000	$800,000	$1,600,000	—	—	—	—	—	—	—
Diane M. Morefield	—	$147,200	$294,400	$441,600	—	—	—	—	—	—	—
	2/26/2013	—	—	—	29,182	58,363	93,381	—	—	—	$471,573
	2/26/2013	—	—	—	—	—	—	28,746	—	—	$207,259
Richard J. Moreau	—	$147,200	$294,400	$441,600	—	—	—	—	—	—	—
	2/26/2013	—	—	—	29,182	58,363	93,381	—	—	—	$471,573
	2/26/2013	—	—	—	—	—	—	28,746	—	—	$207,259
Paula C. Maggio	—	$127,500	$255,000	$382,500	—	—	—	—	—	—	—
	2/26/2013	—	—	—	25,276	50,552	80,883	—	—	—	$408,460
	2/26/2013	—	—	—	—	—	—	24,899	—	—	$179,522
Stephen M. Briggs	—	$75,000	$150,000	$225,000	—	—	—	—	—	—	—
	2/26/2013	—	—	—	12,309	24,617	39,387	—	—	—	$198,095
	2/26/2013	—	—	—	—	—	—	12,125	—	—	$88,232

(1)	These columns show the potential value of the payout for each NEO if the threshold, target or maximum goals are satisfied under the 2013 annual bonus program. The performance goals, salary and bonus multiples for determining the payout are described in the “Compensation Discussion and Analysis”. The amounts earned by each NEO with respect to 2013 performance are reported in the non-equity incentive plan compensation column in the 2013 Summary Compensation Table.
(2)	These columns show the potential number of shares to be earned by each NEO if the threshold, target or maximum goals are satisfied for the performance share awards granted in 2013 under the 2013 LTI Program. These performance shares will vest on December 31, 2015 based on the Company’s total shareholder return over the 2013-2015 performance period.
(3)	This column shows the restricted stock unit awards granted in 2013. These restricted stock units vest in one-third increments on the first day of January for each of the three years following the grant date.
(4)	This column shows the full grant date fair value of the stock awards granted to the NEOs in 2013, calculated in accordance with Financial Accounting Standards Board ASC Topic 718. Generally, the full grant date fair value is the amount expensed in our financial statements over the vesting period of the award. The assumptions used in the calculation of these amounts are discussed in Note 13 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2013.

2013 Outstanding Equity Awards at Fiscal Year-End Table

	Stock Awards
Name	Number of shares or units of stock that have not vested (#)(1)	Market value of shares or units of stock that have not vested ($)(2)	Equity incentive plan awards: number of unearned shares, units or other Rights that have not vested (#)(3)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(2)
(a)	(g)	(h)	(i)	(j)
Raymond L. Gellein, Jr.	112,245	$1,060,715	227,891	$2,153,570
Diane M. Morefield	70,596	$667,132	124,792	$1,179,284
Richard J. Moreau	68,961	$651,681	124,792	$1,179,284
Paula C. Maggio	58,916	$556,756	106,113	$1,002,768
Stephen M. Briggs	33,618	$317,690	52,636	$497,410

(1)	The vesting schedules for the awards of RSUs and performance shares (PS) at target under the PSP to our NEOs, outstanding as of December 31, 2013, are as set forth below. Each RSU award vests on January 1 of the vesting year shown and each PS award vests on December 31 of the vesting year shown.

Raymond L. Gellein, Jr.:
			Vesting
Grant Date	Type of Award	Total Award	Vested	2014	2015	2016	Total Unvested
11/19/2012	RSU	112,245	—	37,415	37,415	37,415	112,245
11/19/2012	PS	227,891	—	—	227,891	—	227,891

		340,136	—	37,415	265,306	37,415	340,136
Diane M. Morefield:
			Vesting
Grant Date	Type of Award	Total Award	Vested	2014	2015	2016	Total Unvested
2/24/2011	RSU	60,110	40,073	20,037	—	—	20,037
2/21/2012	RSU	32,719	10,906	10,906	10,907	—	21,813
2/21/2012	PS	66,429	—	66,429	—	—	66,429
2/26/2013	RSU	28,746	—	9,582	9,582	9,582	28,746
2/26/2013	PS	58,363	—	—	58,363	—	58,363

		246,367	50,979	106,954	78,852	9,582	195,388
Richard J. Moreau:
			Vesting
Grant Date	Type of Award	Total Award	Vested	2014	2015	2016	Total Unvested
2/24/2011	RSU	55,205	36,803	18,402	—	—	18,402
2/21/2012	RSU	32,719	10,906	10,906	10,907	—	21,813
2/21/2012	PS	66,429	—	66,429	—	—	66,429
2/26/2013	RSU	28,746	—	9,582	9,582	9,582	28,746
2/26/2013	PS	58,363	—	—	58,363	—	58,363

		241,462	47,709	105,319	78,852	9,582	193,753
Paula C. Maggio:
			Vesting
Grant Date	Type of Award	Total Award	Vested	2014	2015	2016	Total Unvested
2/24/2011	RSU	47,319	31,546	15,773	—	—	15,773
2/21/2012	RSU	27,366	9,122	9,122	9,122	—	18,244
2/21/2012	PS	55,561	—	55,561	—	—	55,561
2/26/2013	RSU	24,899	—	8,299	8,300	8,300	24,899
2/26/2013	PS	50,552	—	—	50,552	—	50,552

		205,697	40,668	88,755	67,974	8,300	165,029
Stephen M. Briggs:
			Vesting
Grant Date	Type of Award	Total Award	Vested	2014	2015	2016	Total Unvested
2/24/2011	RSU	36,879	24,586	12,293	—	—	12,293
2/21/2012	RSU	13,800	4,600	4,600	4,600	—	9,200
2/21/2012	PS	28,019	—	28,019	—	—	28,019
2/26/2013	RSU	12,125	—	4,041	4,042	4,042	12,125
2/26/2013	PS	24,617	—	—	24,617	—	24,617

		115,440	29,186	48,953	33,259	4,042	86,254
(2)	Market value calculated based on our closing stock price as of December 31, 2013 ($9.45).
(3)	Assumes performance under the PSP is target.

2013 Option Exercises and Stock Vested Table

	Stock awards
Name	Number of shares acquired on vesting (#)(1)	Value realized on vesting ($)(2)(3)
(a)	(d)	(e)
Raymond L. Gellein, Jr.	—	—
Diane M. Morefield	59,277	$473,206
Richard J. Moreau	50,976	$399,142
Paula C. Maggio	43,229	$338,483
Stephen M. Briggs	32,027	$250,771

(1)	This column represents the number of stock awards previously issued under the 2004 Incentive Plan which vested during 2013.
(2)	The value was calculated by multiplying the number of shares that were vesting by the closing price of our stock on the vesting date. No options were exercised in 2013.
(3)	Receipt of some or all of the stock awards may have been deferred. See the “2013 Nonqualified Deferred Compensation Plan Table,” below.

2013 Nonqualified Deferred Compensation Plan Table

The following table sets forth certain information with respect to deferrals made by our NEOs pursuant to our equity compensation plan, the earnings thereon and the aggregate balance at December 31, 2013:

Name (a)	Executive contributions in last FY ($)(1) (b)	Registrant contributions in last FY ($) (c)	Aggregate earnings in last FY ($)(2) (d)	Aggregate withdrawals/ distributions ($) (e)	Aggregate balance at last FYE ($)(3) (f)
Raymond L. Gellein, Jr.	—	—	—	—	—
Diane M. Morefield	—	—	—	—	—
Richard J. Moreau	$399,142	—	$912,828	—	$3,054,127
Paula C. Maggio	—	—	—	—	—
Stephen M. Briggs	—	—	—	—	—

(1)	These amounts reflect the value of RSUs which vested during 2013 and were deferred by the NEO. The value was determined based on the number of RSUs vested and deferred multiplied by the closing price of our stock on the vesting date.
(2)	Amount reflects the increase in vested and deferred RSU value during 2013.
(3)	Amount reflects the number of aggregate vested and deferred RSUs multiplied by the stock closing price on December 31, 2013 ($9.45).

Potential Post-Termination Payments

Raymond L. Gellein, Jr. Employment Agreement

On November 19, 2012, the Company entered into an employment agreement, or the Agreement, with Raymond L. Gellein, Jr., the Company’s President and Chief Executive Officer, effective as of November 2, 2012, pursuant to which Mr. Gellein will serve as the Company’s President and Chief Executive Officer through December 31, 2014, or the Agreement Term, subject to earlier termination under certain circumstances. The Agreement also obligates the Company to nominate Mr. Gellein for election to the Company’s Board during the Agreement Term.

Under the Agreement, Mr. Gellein will receive an annual base salary of not less than $800,000. For fiscal year 2012 and each subsequent fiscal year within the Agreement Term, Mr. Gellein will be eligible to receive an annual cash performance-based bonus between 50% and 200% of annual base salary, with a target bonus of 100% of annual base salary. In addition, the compensation committee of the Board may, in its discretion, award additional incentive compensation to Mr. Gellein during the Agreement Term.

Mr. Gellein will also be eligible for a long-term incentive award with a target value of 250% of Mr. Gellein’s base salary on such terms as the compensation committee may determine.

In the event of Mr. Gellein’s death or disability or in the event of the Company’s termination of Mr. Gellein’s employment other than for Cause, as defined in the Agreement, or Mr. Gellein’s Constructive Termination, as defined in the Agreement, of employment prior to or more than 24 months after a Change in Control, as defined in the Agreement, Mr. Gellein is entitled to the following post-termination benefits: (i) a lump sum payment equal to two times the sum of his annual base salary then in effect plus his target bonus, (ii) a pro-rata target bonus for the elapsed portion of the calendar year through the date of termination payable in a lump sum, (iii) continued medical coverage for 24 months or if the Company so elects, a lump sum payment reflecting such cost, and (iv) RSUs, restricted stock and options continue to vest and become payable at the same time and in the same manner as though Mr. Gellein had remained in employment with the Company. With respect to such events, the performance share award granted to Mr. Gellein on the date of the Agreement, which is referred to below as the PS Award, becomes vested and pays out in the same manner as though Mr. Gellein had remained in employment with the Company. In the event of Mr. Gellein’s termination of employment at the end of the Agreement Term other than for Cause, RSUs, restricted stock and options continue to vest and become payable at the same time and in the same manner as though Mr. Gellein had remained in employment with the Company.

In the event of Mr. Gellein’s constructive termination or termination by the Company without Cause on or within 24 months following a Change in Control, Mr. Gellein is entitled to the following post-termination benefits: (i) a lump sum payment equal to three times the sum of his annual base salary then in effect plus his target bonus, (ii) a pro-rata target bonus for the elapsed portion of the calendar year through the date of termination payable in lump sum, (iii) continued medical coverage for 36 months following the date of termination or if the Company so elects, a lump sum payment reflecting such cost, (iv) RSUs become immediately payable and all restrictions on any restricted stock lapse and all options immediately vest and remain exercisable for up to five years following the date of termination, and (v) the PS Award is treated in accordance with its terms which generally provides for a shortened performance period ending immediately prior to the Change of Control and payment upon a Change of Control.

For purposes of the Agreement, the definition of “Cause” is: (i) conduct relating to the Company involving gross negligence, gross mismanagement or unauthorized disclosure of confidential information; (ii) dishonesty or a violation of the Code of Ethics that could be expected to result in a detrimental impact on the Company; (iii) gross destruction of business operations or illegal or disreputable conduct and any acts that violate any policy of the Company relating to discrimination or harassment; (iv) commission of a felony or a crime of moral turpitude; or (v) material breach of the terms of the Agreement.

For purposes of the Agreement, “Constructive Termination” means (i) we materially reduce Mr. Gellein’s base salary or bonus opportunity or materially breach the agreement; (ii) we materially reduce Mr. Gellein’s duties or authority; (iii) we relocate our principal offices, or the executive’s principal place of employment, outside the Chicago metropolitan area; or (iv) any successor to the Company, or the Company itself following a Change of Control, fails to assume the employment agreement or affirm its obligations thereunder in any material respect.

For the purposes of the Agreement, “Change in Control” generally means any of the following:

•	certain acquisitions of 25% or more of the combined voting power of our then outstanding securities;;

•	an unapproved change in the majority of our Board;

•	certain mergers, consolidations, reorganizations or similar events involving the Company;

•	the assignment, sale, conveyance, transfer, lease or other disposition of all or substantially all of our assets; or

•	our liquidation or dissolution.

Notwithstanding the foregoing, a Change in Control that results from a transaction consummated by an entity in which Mr. Gellein has an equity or debt interest (other than passive ownership of the securities of a publicly traded company acquired in the open market with personal funds) or with which Mr. Gellein is associated as a director, officer, employee, consultant or advisor, will not be considered a Change in Control unless Mr. Gellein’s duties and responsibilities following such transaction are substantially and materially different from the duties and responsibilities contemplated by the Agreement for the role of a chief executive officer.

The following table quantifies the amounts that we would owe Mr. Gellein upon his termination and/or a Change in Control, as defined in the Agreement, or CIC, under the circumstances specified below (if such had occurred on December 31, 2013):

Raymond L. Gellein, Jr.
Executive Benefits and Payments Upon Termination(a)(b)(c)	Voluntary or For Cause Termination	Death or Disability		CIC Without Termination		Prior to CIC or more than 24 months after CIC, either: 1) Termination without Cause; or 2) Constructive Termination		Upon CIC or within 24 months after CIC, either: 1) Termination without Cause; or 2) Constructive Termination
Severance Payments
Base Salary	N/A	$1,600,000		N/A		$1,600,000		$2,400,000
Short-Term Incentive	N/A	$1,600,000		N/A		$1,600,000		$2,400,000
Pro-rata Bonus for Year	N/A	$800,000		N/A		$800,000		$800,000
Value of Accelerated Awards
RSUs	N/A	$1,060,715	(d)	$—		$1,060,715	(d)	$1,060,715
PSs	N/A	$2,153,570	(e)	$2,153,570	(f)	$2,153,570	(e)	$2,153,570	(f)
Value of Perquisites and Benefits
Accrued Vacation	$9,477	$9,477		N/A		$9,477		$9,477
Health Care	N/A	30,873		N/A		$30,873		$46,310

Total	$9,477	$7,254,635		$2,153,570		$7,254,635		$8,870,072

Footnotes

(a)	Values have not been discounted to reflect time value of money for payments made.
(b)	All values assume termination on December 31, 2013, and are based on our closing stock price as of December 31, 2013 ($9.45).
(c)	As an employee, Mr. Gellein participates in our life and disability insurance programs available to all employees and such broad-based benefits are not included in this table.
(d)	In the event of termination due to death or disability, termination other than for cause or constructive termination prior to or more than 24 months after a CIC, RSUs vest and are payable at the same time and manner as though Mr. Gellein had remained employed. Value shown is 100% of RSUs that would continue to be earned (112,245) multiplied by the December 31, 2013 stock price ($9.45).
(e)	In the event of termination due to death or disability, termination other than for cause or constructive termination prior to or more than 24 months after a CIC, PSs vest and pay-out on the same timeline as though Mr. Gellein had remained employed with the Company. The value of the PSs at target (227,891 shares), based on the December 31, 2013 closing stock price ($9.45), is $2,153,570. The value of the PSs at maximum (364,626 shares) based on the December 31, 2013 closing stock price ($9.45) is $3,445,716.
(f)	In the event of CIC, PSs provide for a truncated performance period ending immediately prior to the CIC. The value of the PSs at target (227,891 shares), based on the December 31, 2013 closing stock price ($9.45) is $2,153,570. The value of the PSs at maximum (364,626 shares) based on the December 31, 2013 closing stock price ($9.45) is $3,445,716.

Severance Program

NEOs other than Mr. Gellein are each parties to an agreement, the Severance Agreement, pursuant to which if the NEO is terminated without “Cause” (as defined below) or experiences a “Constructive Termination” (as defined below), each NEO would be entitled to (i) severance pay equal to one times (two times if the termination is by reason of a Change of Control, as defined in our 2004 Incentive Plan) base salary plus target bonus of (a) 75% of base salary for Ms. Morefield, Mr. Moreau and Ms. Maggio and (b) 60% of base salary for Mr. Briggs, (ii) pro-rata target bonus for the year of termination and (iii) continuation of medical coverage for 12 months (24 months if the termination is by reason of a Change of Control). In addition, such termination will cause all RSUs and performance-based shares earned, if any, scheduled to vest within the one-year period following termination to immediately and fully vest. Unearned performance-based shares that could be earned within the year shall be deemed earned and vested at target. If the NEO is terminated without Cause or experiences a Constructive Termination by reason of or within two years after a Change of Control, all RSUs and performance-based shares earned, if any, will immediately and fully vest on termination of employment and any unearned performance-based shares will be treated as earned at target and immediately and fully vest on such termination of employment.

For purposes of the agreements, the definition of “Cause” is: (i) the willful and continued failure by the NEO, after notice and opportunity to cure, to substantially perform duties, (ii) willful gross misconduct involving serious moral turpitude or breach of loyalty, (iii) conviction of felony, crime involving fraud or other illegal conduct injurious to the Company, (iv) a material breach of material written policies, (v) willful dishonesty in connection with Company business, (vi) willfully impeding, obstructing or failing to cooperate with a Board authorized investigation or (vii) the willful withholding, removing, concealing or falsifying material during an investigation.

“Constructive Termination” means (i) we materially reduce the executive’s base salary or bonus opportunity or materially breach the agreement; (ii) we materially reduce the executive’s duties or authority; (iii) we relocate our principal offices, or the executive’s principal place of employment, outside the Chicago metropolitan area; or (iv) any successor to the Company, or the Company itself following a Change of Control, fails to assume the employment agreement or affirm its obligations thereunder in any material respect.

For the purposes of the agreements, “change-in-control” is as defined in the 2004 Incentive Plan and generally means any of the following:

•	certain acquisitions of 25% or more of the combined voting power of our then outstanding securities;;

•	an unapproved change in the majority of our Board;

•	certain mergers, consolidations, reorganizations or similar events;

•	the assignment, sale, conveyance, transfer, lease or other disposition of all or substantially all of our assets; or

•	our liquidation or dissolution.

The following tables quantify amounts we would owe our other NEOs upon their termination and/or a Change in Control, as defined in the Severance Agreement, or CIC, under the circumstances specified below (if such had occurred on December 31, 2013):

Diane M. Morefield
Executive Benefits and Short-Term Incentive Payments Upon Termination(a)(b)(c)	Voluntary or For Cause Termination	Death or Disability		CIC Without Termination		Prior to CIC or more than 24 months after CIC; either: 1) Termination without Cause; or 2) Constructive Termination		Upon or within 24 months after CIC; either: 1) Termination without Cause; or 2) Constructive Termination
Severance Payments
Base Salary	N/A	N/A		N/A		$392,533		$785,066
Short-Term Incentive	N/A	N/A		N/A		$294,400		$588,000
Pro-Rata Short-Term Incentive	N/A	N/A		N/A		$294,400		$294,400
Value of Accelerated Awards
RSUs	N/A	$477,783	(d)	$183,350	(e)	$382,961	(f)	$667,132	(g)
PSs	N/A	$602,343	(h)	$—	(i)	—		$1,179,284	(j)
Value of Perquisites and Benefits
Accrued Vacation	$46,555	$46,555		N/A		$46,555		$46,555
Health Care	N/A	N/A		N/A		$22,736		$45,472

Total	$46,555	$1,126,681		$183,350		$1,433,585		$3,605,909

(a)	Values have not been discounted to reflect time value of money for payments made.
(b)	All values assume termination on December 31, 2013, and are based on our closing stock price as of December 31, 2013 ($9.45).
(c)	As an employee, Ms. Morefield participates in our life and disability insurance programs available to all employees and such broad-based benefits are not included in this table.
(d)	Upon death or disability, vesting of all unvested RSUs granted in 2012 and 2013 (50,559) is accelerated.
(e)	Upon CIC, vesting of all unvested RSUs granted prior to 2012 (20,037) is accelerated.
(f)	Upon termination without Cause or Constructive Termination, vesting of RSU grants scheduled to vest within the one-year period following such termination (40,525) is accelerated.
(g)	Upon or within 24 months after CIC and termination without Cause or Constructive Termination, vesting of all outstanding RSU grants (70,596) is accelerated.
(h)	Upon death or disability, to receive a pro-rated PS award based on length of participation in PSP. Such award to be paid when awards are paid under plan. At target, for the 2012 LTI Plan, such pro-rated award equals 44,286 PSs equivalent to $418,503 based on closing stock price of ($9.45) on December 31, 2013 and for the 2013 LTI Plan, such pro-rated award equals 19,454 PSs equivalent to $183,840 based on a closing stock price of $9.45 on December 31, 2013.
(i)	In the event of a CIC without termination, PSs provide for a truncated performance period ending immediately prior to the CIC; however, such PSs continue to vest and otherwise paid when awards are paid under plan. At target, PSs (124,792 shares) are equivalent to $1,179,284 based on closing stock price of ($9.45) on December 31, 2013. The value of the PSs at maximum (199,667 shares) based on the December 31, 2013 closing stock price ($9.45) is $1,886,583.
(j)	In the event of a CIC with termination, PSs provide for a truncated performance period ending immediately prior to the CIC and vest at such time. At target, PSs (124,792 shares) are equivalent to $1,179,284 based on closing stock price of ($9.45) on December 31, 2013. The value of the PSs at maximum (199,667 shares) based on the December 31, 2013 closing stock price ($9.45) is $1,886,583.

Richard J. Moreau
Executive Benefits and Short-Term Incentive Payments Upon Termination(a)(b)(c)	Voluntary or For Cause Termination	Death or Disability		CIC Without Termination		Prior to CIC or more than 24 months after CIC; either: 1) Termination without Cause; or 2) Constructive Termination		Upon or within 24 months after CIC; either: 1) Termination without Cause; or 2) Constructive Termination
Severance Payments
Base Salary	N/A	N/A		N/A		$392,533		$785,066
Short-Term Incentive	N/A	N/A		N/A		$294,400		$588,000
Pro-Rata Short-Term Incentive	N/A	N/A		N/A		$294,400		$294,400
Value of Accelerated Awards
RSUs	N/A	$477,783	(d)	$173,899	(e)	$382,961	(f)	$651,681	(g)
PSs	N/A	$602,343	(h)	$—	(i)	—		$1,179,284	(j)
Value of Perquisites and Benefits
Accrued Vacation	$13,241	$13,241		N/A		$13,241		$13,241
Health Care	N/A	N/A		N/A		$15,437		$30,874

Total	$13,241	$1,093,367		$173,899		$1,392,972		$3,542,546

(a)	Values have not been discounted to reflect time value of money for payments made.
(b)	All values assume termination on December 31, 2013, and are based on our closing stock price as of December 31, 2013 ($9.45).
(c)	As an employee, Mr. Moreau participates in our life and disability insurance programs available to all employees and such broad-based benefits are not included in this table.
(d)	Upon death or disability, vesting of unvested RSUs granted in 2012 and 2013 (50,559) is accelerated.
(e)	Upon CIC, vesting of unvested RSUs granted prior to 2012 (18,402) is accelerated.
(f)	Upon termination without Cause or Constructive Termination, vesting of RSU grants scheduled to vest within the one-year period following such termination (40,525) is accelerated.
(g)	Upon or within 24 months after CIC and termination without Cause or Constructive Termination, vesting of all outstanding RSU grants (68,961) is accelerated.
(h)	Upon death or disability, to receive a pro-rated PS award based on length of participation in PSP. Such award to be paid when awards are paid under plan. At target, for the 2012 LTI Plan, such pro-rated award equals 44,286 PSs equivalent to $418,503 based on closing stock price of ($9.45) on December 31, 2013 and for the 2013 LTI Plan, such pro-rated award equals 19,454 PSs equivalent to $183,840 based on a closing stock price of $9.45 on December 31, 2013.
(i)	In the event of a CIC without termination, PSs provide for a truncated performance period ending immediately prior to the CIC; however, such PSs continue to vest and otherwise paid when awards are paid under plan. At target, PSs (124,792 shares) are equivalent to $1,179,284 based on closing stock price of ($9.45) on December 31, 2013. The value of the PSs at maximum (199,667 shares) based on the December 31, 2013 closing stock price ($9.45) is $1,886,583.
(j)	In the event of a CIC with termination, PSs provide for a truncated performance period ending immediately prior to the CIC and vest at such time. At target, PSs (124,792 shares) are equivalent to $1,179,284 based on closing stock price of ($9.45) on December 31, 2013. The value of the PSs at maximum (199,667 shares) based on the December 31, 2013 closing stock price ($9.45) is $1,886,583.

Paula C. Maggio
Executive Benefits and Short-Term Incentive Payments Upon Termination(a)(b)(c)	Voluntary or For Cause Termination	Death or Disability		CIC Without Termination		Prior to CIC or more than 24 months after CIC; either: 1) Termination without Cause; or 2) Constructive Termination		Upon or within 24 months after CIC; either: 1) Termination without Cause; or 2) Constructive Termination
Severance Payments
Base Salary	N/A	N/A		N/A		$340,000		$680,000
Short-Term Incentive	N/A	N/A		N/A		$255,000		$510,000
Pro-Rata Short-Term Incentive	N/A	N/A		N/A		$255,000		$255,000
Value of Accelerated Awards
RSUs	N/A	$407,701	(d)	$149,055	(e)	$313,683	(f)	$556,756	(g)
PSs	N/A	$525,023	(h)	$—	(i)	—		$1,002,768	(j)
Value of Perquisites and Benefits
Accrued Vacation	$36,478	$36,478		N/A		$36,478		$36,478
Health Care	N/A	N/A		N/A		$22,736		$45,472

Total	$36,478	$969,202		$149,055		$1,222,897		$3,086,474

(a)	Values have not been discounted to reflect time value of money for payments made.
(b)	All values assume termination on December 31, 2013, and are based on our closing stock price as of December 31, 2013 ($9.45).
(c)	As an employee, Ms. Maggio participates in our life and disability insurance programs available to all employees and such broad-based benefits are not included in this table.
(d)	Upon death or disability, vesting of unvested RSUs granted in 2012 and 2013 (43,143) is accelerated.
(e)	Upon CIC, vesting of unvested RSUs granted prior to 2012 (15,773) is accelerated.
(f)	Upon termination without Cause or Constructive Termination, vesting of unvested RSU grants scheduled to vest within the one-year period following such termination (33,194) is accelerated.
(g)	Upon or within 24 months after CIC and termination without Cause or Constructive Termination, vesting of all outstanding RSU grants (58,916) is accelerated.
(h)	Upon death or disability, to receive a pro-rated PS award based on length of participation in PSP. Such award to be paid when awards are paid under plan. At target, for the 2012 LTI Plan, such pro-rated award equals 37,041 PSs equivalent to $350,037 based on closing stock price of ($9.45) on December 31, 2013 and for the 2013 LTI Plan, such pro-rated award equals 18,517 PSs equivalent to $174,986 based on a closing stock price of $9.45 on December 31, 2013.
(i)	In the event of a CIC without termination, PSs provide for a truncated performance period ending immediately prior to the CIC; however, such PSs continue to vest and otherwise paid when awards are paid under plan. At target, PSs (106,113 shares) are equivalent to $1,002,768 based on closing stock price of ($9.45) on December 31, 2013. The value of the PSs at maximum (169,781 shares) based on the December 31, 2013 closing stock price ($9.45) is $1,604,430.
(j)	In the event of a CIC with termination, PSs provide for a truncated performance period ending immediately prior to the CIC and vest at such time. At target, PSs (106,113 shares) are equivalent to $1,002,768 based on closing stock price of ($9.45) on December 31, 2013. The value of the PSs at maximum (169,781 shares) based on the December 31, 2013 closing stock price ($9.45) is $1,604,430.

Stephen M. Briggs
Executive Benefits and Short-Term Incentive Payments Upon Termination(a)(b)(c)(d)	Voluntary or For Cause Termination	Death or Disability		CIC Without Termination		Prior to CIC or more than 24 months after CIC; either: 1) Termination without Cause; or 2) Constructive Termination		Upon or within 24 months after CIC; either: 1) Termination without Cause; or 2) Constructive Termination
Severance Payments
Base Salary	N/A	N/A		N/A		$250,000		$500,000
Short-Term Incentive	N/A	N/A		N/A		$150,000		$300,000
Pro-Rata Short-Term Incentive	N/A	N/A		N/A		$150,000		$150,000
Value of Accelerated Awards
RSUs(d)	N/A	$201,521	(d)	$116,169	(e)	$197,826	(f)	$317,690	(g)
PSs	N/A	$254,064	(h)	$—	(i)	—		$497,410	(j)
Value of Perquisites and Benefits
Accrued Vacation	$5,067	$5,067		N/A		$5,067		$5,067
Health Care	N/A	N/A		N/A		$15,151		$30,302

Total	$5,067	$460,652		$116,169		$768,044		$1,800,469

(a)	Values have not been discounted to reflect time value of money for payments made.
(b)	All values assume termination on December 31, 2013, and are based on our closing stock price as of December 31, 2013 ($9.45).
(c)	As an employee, Mr. Briggs participates in our life and disability insurance programs available to all employees and such broad-based benefits are not included in this table.
(d)	Upon death or disability, vesting of unvested RSUs granted in 2012 and 2013 (21,325) is accelerated.
(e)	Upon CIC, vesting of unvested RSUs granted prior to 2012 (12,293) is accelerated.
(f)	Upon termination without cause or constructive termination, vesting of RSU grants scheduled to vest within the one-year period following such termination (20,934) is accelerated.
(g)	Upon or within 24 months after CIC and termination without Cause or Constructive Termination, vesting of all outstanding RSU grants (33,618) is accelerated.
(h)	Upon death or disability, to receive a pro-rated PS award based on length of participation in PSP. Such award to be paid when awards are paid under plan. At target, for the 2012 LTI Plan, such pro-rated award equals 18,679 PSs equivalent to $176,517 based on closing stock price of ($9.45) on December 31, 2013 and for the 2013 LTI Plan, such pro-rated award equals 8,206 PSs equivalent to $77,547 based on a closing stock price of $9.45 on December 31, 2013.
(i)	In the event of a CIC without termination, PSs provide for a truncated performance period ending immediately prior to the CIC; however, such PSs continue to vest and otherwise paid when awards are paid under plan. At target, PSs (52,636 shares) are equivalent to $497,410 based on closing stock price of ($9.45) on December 31, 2013. The value of the PSs at maximum (84,218 shares) based on the December 31, 2013 closing stock price ($9.45) is $795,860.
(j)	In the event of a CIC with termination, PSs provide for a truncated performance period ending immediately prior to the CIC and vest at such time. At target, PSs (52,636 shares) are equivalent to $497,410 based on closing stock price of ($9.45) on December 31, 2013. The value of the PSs at maximum (84,218 shares) based on the December 31, 2013 closing stock price ($9.45) is $795,860.

Risk Management and Our Compensation Policies and Practices for All Employees

The compensation committee reviewed our compensation policies and practices for all employees, including executive officers, and determined that our compensation policies and programs do not create risks that are reasonably likely to have a material adverse effect on the Company. The compensation committee noted several design features of our compensation programs for all employees that reduce the likelihood of excessive risk-taking including: balanced mix of cash and equity and annual and longer-term incentives and the broad discretion retained by the compensation committee in determining compensation.

2013 Director Compensation Table

The following table sets forth the compensation paid by us to our non-employee directors for the fiscal year ended December 31, 2013:

2013 DIRECTOR COMPENSATION

Name (a)	Fees Earned or Paid In Cash(1) ($) (b)		Stock Awards(1)(4) ($) (c)		Option Awards ($) (d)	Non-equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (f)	All Other Compensation ($) (g)	Total ($) (h)
Robert P. Bowen	$105,000		$89,997		—	—	—	—	$194,997
Kenneth Fisher	$64,623		$89,997		—	—	—	—	$154,620
David W. Johnson(2)	—		—		—	—	—	—	—
James A. Jeffs	$76,873	(3)	$89,997	(3)	—	—	—	—	$166,870
Richard D. Kincaid	$85,000		$89,997		—	—	—	—	$174,997
Sir David M.C. Michels	$82,500		$89,997		—	—	—	—	$172,497
William A. Prezant	$90,000		$89,997		—	—	—	—	$179,997
Eugene F. Reilly	$61,878	(3)	$89,997	(3)	—	—	—	—	$151,875
Sheli Z. Rosenberg	$76,878	(3)	$89,997	(3)	—	—	—	—	$166,875

(1)	The compensation program for our Board is as follows:

CASH FEES
Board Member Retainer	$60,000
Lead Independent Director Retainer	$20,000
Chairman of the Audit Committee	$35,000
Audit Committee Member Retainer	$12,500
Chairman of the Compensation Committee	$30,000
Compensation Committee Member Retainer	$12,500
Chairman of the Corporate Governance and Nominating Committee	$17,500
Corporate Governance and Nominating Committee Member Retainer	$10,000
EQUITY COMPENSATION
Annual Equity Grant	$90,000

(2)	Mr. Johnson was appointed to the Board on March 7, 2014. Consequently, he did not earn Board compensation from the Company in 2013.
(3)	Messrs. Jeffs and Reilly and Ms. Rosenberg elected to defer cash compensation earned for Board service into stock units on the basis of the fair market value of a share of our common stock at the time such compensation would have otherwise been paid.
(4)	The annual equity grant of $90,000 is fully-vested but not delivered until six (6) months post termination of service on the Company’s Board.

PROPOSAL 2

APPROVAL ON AN ADVISORY BASIS OF THE COMPENSATION OF OUR NAMED

EXECUTIVE OFFICERS

At Strategic’s 2011 annual stockholders’ meeting, a majority of our stockholders voted in favor of holding an advisory vote to approve executive compensation every year. Our Board considered the voting results on that proposal and determined to adopt a policy providing for an annual advisory stockholder vote to approve our executive compensation. Therefore, in accordance with that policy and pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, we are asking stockholders to approve, on an advisory basis, the compensation of our NEOs.

As described in detail under the heading “Compensation Discussion and Analysis,” our NEO compensation programs are designed to attract, motivate, and retain our NEOs, who are critical to our success. Under these programs, our NEOs are rewarded for, among other things, the achievement of annual, long-term and strategic goals. Our NEOs are also aligned with our stockholders because a meaningful portion of their compensation is comprised of equity-based incentives and performance-based awards tied to our stock price or total stockholder return. Please read the “Compensation Discussion and Analysis” beginning on page 22 for additional details about the compensation programs and the compensation of our NEOs. We are asking our stockholders to indicate their support for our NEO compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our NEOs’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the annual meeting:

“RESOLVED, that the Company’s stockholders approve, by a non-binding, advisory vote, the compensation of the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2014 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2013 Summary Compensation Table and the other related tables and disclosure.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Board or the compensation committee. The Board and the compensation committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and the compensation committee will evaluate whether any actions are necessary to address those concerns.

Vote Required; Recommendation

The affirmative vote of a majority of the votes cast at the annual meeting on the proposal is required to approve, on an advisory, non-binding basis, the compensation of our NEOs.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

Deloitte & Touche LLP, which has been our independent audit firm since 2002, has been appointed by our audit committee as our independent registered public accounting firm for the fiscal year ending December 31, 2014, and our audit committee has further directed that the appointment of such independent registered public accounting firm be submitted for ratification by the stockholders at the annual meeting. We have been advised by Deloitte & Touche LLP that neither that firm nor any of its associates has any relationship with us or our subsidiaries other than the usual relationship that exists between independent registered public accounting firms and their clients. Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting and will be provided an opportunity to make a statement and to respond to appropriate inquiries from stockholders.

Stockholder ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm is not required by our charter or otherwise. However, our Board is submitting the appointment of Deloitte & Touche LLP to the stockholders for ratification as a matter of what it considers to be good corporate practice. Even if the appointment is ratified, our Board or audit committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year if our Board or audit committee determines that such a change would be in our and our stockholders’ best interests.

Principal Accounting Firm Fees

Aggregate fees we were billed for the fiscal years ended December 31, 2013 and 2012 by our principal accounting firm, Deloitte & Touche LLP, were as follows (in thousands of dollars):

	2013	2012
Audit fees(a)	$1,629	$1,740
Audit-related fees(b)	0	88

Total audit and audit-related fees	1,629	1,828
Tax fees(c)	446	464
All other fees(d)	2	2

Total	$2,077	$2,294

(a)	Audit fees include amounts billed to us related to the audit of our consolidated financial statements, reviews of our quarterly financial statements and audits of our subsidiaries required by statute or otherwise.
(b)	Audit-related fees billed to us during 2012 related to equity offering services.
(c)	Tax fees include amounts billed to us primarily for tax planning and consulting, tax compliance, preparation and review of federal, state and local tax returns, and tax fees related to REIT tax matters.
(d)	Other fees include amounts billed to us for use of Deloitte’s accounting research database.

The audit committee of our Board was advised of the services provided by our independent registered public accounting firm that are unrelated to the audit of the annual fiscal year-end financial statements and the review of interim financial statements, has considered whether the provision of these services is compatible with maintaining our independent registered public accounting firm’s independence, and has determined such services for fiscal year 2013 were compatible.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accounting Firm

The audit committee of our Board is responsible for appointing, setting compensation for, and overseeing the work of, our independent registered public accounting firm. The audit committee’s pre-approval policy provides for categorical pre-approval of specified audit and permissible non-audit services and requires the specific pre-approval by the audit committee, prior to engagement, of such services.

In addition, pursuant to the policy, we will not retain our independent registered public accounting firm for non-audit services, other than those specifically listed in the policy, unless (i) in the opinion of our senior management, our independent accountants possess unique knowledge or technical expertise that is superior to that of other potential providers, (ii) the approval of the chairman of the audit committee and our CFO are obtained prior to the retention and (iii) the retention will not impair the independence of our independent registered public accounting firm.

The audit committee has delegated authority to pre-approve all audit and non-audit services to the chairman of the audit committee, provided such services do not, in the aggregate, exceed $100,000 in any quarter. The chairman shall report any pre-approval decisions promptly to the audit committee no later than its next quarterly meeting. The audit committee does not delegate to management its responsibilities to pre-approve services to be performed by our independent registered public accounting firm.

In accordance with our audit committee pre-approval policy, all audit and non-audit services performed for us by our independent registered public accounting firm were pre-approved by the audit committee, which concluded that the provision of such services by Deloitte & Touche LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Vote Required; Recommendation

The affirmative vote of a majority of the votes cast at the annual meeting on the proposal is required to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2014.

Report of the Audit Committee

The audit committee of our Board of Directors, or our Board, of Strategic Hotels & Resorts, Inc., a Maryland corporation, or the Company, carries out oversight functions with respect to the preparation, review and audit of our financial statements, our system of internal controls and the qualifications, independence and performance of our internal auditor consultants and independent registered public accounting firm. The audit committee is currently comprised of five members and operates under a written charter adopted by our Board. The charter can be viewed, together with any future changes that may occur, on our website at www.strategichotels.com. The audit committee has the sole authority and responsibility to select, evaluate and, as appropriate, replace our independent registered public accounting firm. The audit committee also is actively involved in oversight of risks that could affect us. The audit committee members are independent within the meaning of the applicable New York Stock Exchange, or NYSE, listing standards and Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Our Board has determined that each audit committee member has sufficient knowledge in financial and auditing matters to serve on the audit committee. Our Board has determined that Mr. Bowen is qualified as an audit committee financial expert within the meaning of Item 407(d)(5) of Regulation S-K under the Exchange Act and has determined that Messrs. Bowen, Jeffs, Johnson, Kincaid and Prezant have the accounting and related financial management expertise within the meaning of the listing standards of the NYSE. The audit committee met 8 times during fiscal year 2013 and did not act by unanimous written consent in performing its functions.

Our management is responsible for the development, maintenance and evaluation of internal controls and procedures and the financial reporting system, the maintenance of appropriate accounting and financial reporting principles or policies and the preparation of financial statements in accordance with generally accepted accounting principles. Our independent registered public accounting firm performs an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and issues a report thereon. In addition, our independent registered public accounting firm performs an independent audit of our internal control over financial reporting, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, and issues a report thereon. The audit committee’s responsibility is to monitor and oversee the foregoing functions.

The audit committee has met and held discussions with management and the independent registered public accounting firm with respect to our consolidated financial statements for fiscal year 2013 and related matters. Management advised the audit committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles and the audit committee has reviewed and discussed the consolidated financial statements with management and our independent registered public accounting firm, Deloitte & Touche LLP. Our independent registered public accounting firm presented to and reviewed with the audit committee the matters required to be discussed by statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. Our independent registered public accounting firm also provided to the audit committee the written disclosures and the letter from our independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence and in connection therewith the audit committee discussed with the independent registered public accounting firm their views as to their independence. The audit committee also reviewed, among other things, the audit and non-audit services performed by, and the amount of fees paid for such services to, Deloitte & Touche LLP. The audit committee meetings include, whenever appropriate, executive sessions with our independent registered public accounting firm without the presence of our management.

In undertaking its oversight function, the audit committee relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and on the representations of the independent registered public accounting firm included in their report on our financial statements. The audit committee is not, however, professionally engaged in the practice of accounting or auditing and does not provide any expert or other special assurance or professional opinion as to the sufficiency of the external or internal audits, whether the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles, or on the effectiveness of the system of internal control.

Based on the audit committee’s considerations, discussions with management and the independent registered public accounting firm as described above, the audit committee recommended to the Board that the audited consolidated financial statements be included in our annual report on Form 10-K for the year ended December 31, 2013 for filing with the Securities and Exchange Commission.

Audit Committee

Robert P. Bowen (Chairman)

James A. Jeffs

David W. Johnson

Richard D. Kincaid

William A. Prezant

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own, or are part of a group that owns, more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE. Officers, directors and greater than 10% stockholders are required by regulation of the SEC to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of Forms 3, 4 and 5 and amendments thereto and other information obtained from our directors and officers and certain 10% stockholders or otherwise available to us, we believe that during the 2013 fiscal year our directors, officers and beneficial owners of more than 10% of our total outstanding common shares did not fail to file on a timely basis the reports required by Section 16(a) filing requirements.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of March 31, 2014, there were a total of 205,792,726 shares of our common stock issued and outstanding. The following table sets forth, as of March 31, 2014, certain information with respect to the beneficial ownership of our common stock by:

•	each person known to us to be the beneficial owner of more than 5% of our outstanding common stock;

•	each director, director nominee and NEO; and

•	all of our directors and executive officers as a group.

Except as set forth below, such information (other than with respect to our directors and executive officers) is based on a review of statements filed with the SEC pursuant to Sections 13(d), 13(f) and 13(g) of the Exchange Act with respect to our common stock.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned(1)	Percent of Class
Directors and Executive Officers(2)
Raymond L. Gellein, Jr.	350,311	*
Robert P. Bowen	27,500	*
Kenneth Fisher(3)	30,000	*
James A. Jeffs	0	*
David W. Johnson	0	*
Richard D. Kincaid	105,000	*
Sir David M.C. Michels	73,069	*
William A. Prezant(4)	35,000	*
Eugene F. Reilly	20,000	*
Sheli Z. Rosenberg	1,600	*
Stephen M. Briggs	125,863	*
Paula C. Maggio	192,100	*
Richard J. Moreau	11,424	*
Diane M. Morefield	131,347	*
All directors and executive officers as a group (14 in group)	1,103,214	*
Other Stockholders
Cohen & Steers, Inc.(5)	25,057,649	12.18%
The Vanguard Group Inc.(6)	23,044,018	11.20%
CBRE Clarion Securities, LLC(7)	15,448,027	7.51%
Cascade Investment, L.L.C(8)	13,240,000	6.43%
BlackRock, Inc.(9)	11,707,776	5.69%
Vanguard Specialized Funds—Vanguard REIT Index Fund(10)	11,116,316	5.40%

*	Less than 1% of the issued and outstanding shares.

(1)	Does not include the following shares of common stock underlying RSUs: Mr. Bowen, 58,872, Mr. Fisher, 52,809, Mr. Jeffs, 65,767, Mr. Johnson, 1,877, Mr. Kincaid, 49,767, Sir David M.C. Michels, 54,554, Mr. Prezant, 64,290, Mr. Reilly, 55,426, and Ms. Rosenberg, 38,417. Does not include the shares of common stock underlying the following RSUs and PSs awarded to our NEOs:

	RSUs		PSs (at target)	Total
Raymond L. Gellein, Jr.	181,853		367,912	549,765
Diane M. Morefield	51,727		168,762	220,489
Richard J. Moreau	413,806	(A)	168,762	582,568
Paula C. Maggio	44,480		144,199	188,679
Steven M. Briggs	22,166		71,889	94,055

(A)	362,078 of the 413,806 RSUs are fully vested.

Does not include: 1,400 shares of the Company’s 8.25% Series C Cumulative Redeemable Preferred Stock owned by Mr. Briggs. Mr. Briggs owned less than 1% of our 8.25% Series C Cumulative Redeemable Preferred Stock issued and outstanding as of March 15, 2013.

(2)	The address of each listed director and executive officer is c/o Strategic Hotels & Resorts, Inc., 200 W. Madison Street, Suite 1700, Chicago, Illinois 60606.
(3)	Mr. Fisher is a general partner of NF Associates that owns the reported securities. Mr. Fisher disclaims beneficial ownership of the reported securities, except to the extent of his pecuniary interest therein.
(4)	Includes common stock held indirectly.
(5)	Other than the information relating to its percentage ownership of our common stock, based solely on information contained in a Schedule 13G/A filed with the SEC on February 13, 2014, by (i) Cohen & Steers, Inc., (ii) Cohen & Steers Capital Management, Inc. and (iii) Cohen & Steers UK Limited, collectively, Cohen & Steers. Cohen & Steers’ address is 280 Park Avenue, 10th Floor, New York, NY 10017. In the Cohen & Steers Schedule 13G/A, Cohen & Steers reported beneficial ownership as follows: Cohen & Steers, Inc. reported sole voting power of 20,107,291 shares and sole dispositive power of 25,057,649 shares; Cohen & Steers Capital Management, Inc. reported sole voting power of 19,867,785 shares and sole dispositive power of 24,728,225 shares; and Cohen & Steers UK Limited reported sole voting power of 239,506 shares and sole dispositive power of 329,424 shares.
(6)	Other than the information relating to its percentage ownership of our common stock, based solely on information contained in a Schedule 13G/A filed with the SEC on February 12, 2014, by The Vanguard Group Inc., or Vanguard. Vanguard’s address is 100 Vanguard Blvd., Malvern, PA 19355. In the Vanguard Schedule 13G/A, Vanguard reported sole voting power of 462,159 shares, shared voting power of 122,600 shares, sole dispositive power of 22,631,059 shares and shared dispositive power of 412,959 shares.
(7)	Other than the information relating to its percentage ownership of our common stock, based solely on information contained in a Schedule 13G filed with the SEC on February 11, 2014, by CBRE Clarion Securities, LLC, or CBRE Clarion. CBRE Clarion’s address is 201 King of Prussia Road, Suite 600, Radnor, PA, 19087. In the CBRE Clarion Schedule 13G, CBRE Clarion reported sole voting power of 8,365,797 shares and sole dispositive power of 15,448,027 shares.
(8)	Other than the information relating to its percentage ownership of our common stock, based solely on information contained in a Schedule 13D/A filed with the SEC on December 13, 2013, by (i) Cascade Investment, L.L.C. (address: 2365 Carillon Point, Kirkland, Washington 98033) and (ii) William H. Gates III, collectively, Cascade. In the Cascade 13D/A, each of Cascade Investment, L.L.C. and William H. Gates reported sole voting power and sole dispositive power of 13,240,000 shares.
(9)	Other than the information relating to its percentage ownership of our common stock, based solely on information contained in a Schedule 13G/A filed with the SEC on January 30, 2014, by BlackRock, Inc., or BlackRock. BlackRock’s address is 40 East 52nd Street, New York, NY 10022. In the BlackRock Schedule 13G/A, BlackRock reported sole voting power of 11,133,992 shares and sole dispositive power of 11,707,776 shares.

(10)	Other than the information relating to its percentage ownership of our common stock, based solely on information contained in a Schedule 13G/A filed with the SEC on February 4, 2014, by Vanguard Specialized Funds—Vanguard REIT Index Fund, or Vanguard REIT Fund. Vanguard REIT Fund’s address is 100 Vanguard Blvd., Malvern, PA 19355. In the Vanguard REIT Fund Schedule 13G/A, Vanguard REIT Fund reported sole voting power of 11,116,316 shares.

TRANSACTIONS WITH RELATED PERSONS

On December 12, 2013, certain direct and indirect wholly-owned subsidiaries of Strategic Hotel Funding, L.L.C., the operating company of Strategic, entered into a purchase and sale agreement with affiliates of Cascade Investment, L.L.C., or Cascade, pursuant to which the Company agreed to sell the Four Seasons Punta Mita Resort and an adjacent 48-acre land parcel commonly referred to as La Solana in a negotiated transaction for $200 million subject to certain working capital adjustments, which we refer to as the Disposition. On February 28, 2014, the Disposition closed. Cascade beneficially owned approximately 6.4% of the Company’s common stock as of the closing date.

Pursuant to our written code of business conduct and ethics regarding related party matters, without the approval of our audit committee, we will not and have not:

•

acquire from or sell to any of our directors, officers, employees or significant stockholders (i.e., holders of 5% of our outstanding stock) or any immediate family member (including a significant other) of any of the foregoing, which we refer to collectively as related persons, or any entity in which any of our related persons is employed or has, with other related persons, a collective interest of more than 5%, any assets or other property;

•

make any permissible loan to or borrow from any of our related persons, or any entity in which any of our related persons, is employed, or has with other related persons, a collective interest of more than 5% or, in the case of a partnership, for which any of them serves as a general partner or is otherwise associated; or

•

engage in any other transaction, including a financial transaction, arrangement or relationship (or series of any of the forgoing) with any of our related persons, or any entity in which any of our related persons is employed, or has with other related persons, a collective interest of more than 5% or, in the case of a partnership, for which any of them serves as a general partner or is otherwise associated.

•	Our audit committee reviews and approves all related person transactions.

ANNUAL REPORT

Upon written request, we will provide any stockholder, without charge, a copy of our annual report on Form 10-K for the year ended December 31, 2013 filed with the SEC, including the financial statements and schedules, but without exhibits. Direct requests to Secretary, Strategic Hotels & Resorts, Inc., 200 W. Madison Street, Suite 1700, Chicago, Illinois 60606, (312) 658-5000.

OTHER MATTERS

Our management does not know of any other matters to come before the annual meeting. If, however, any other matters do come before the annual meeting, it is the intention of the persons designated as proxies to vote in accordance with their discretion on such matters.

STOCKHOLDER PROPOSALS

If you wish to submit a stockholder proposal pursuant to Rule 14a-8 under the Exchange Act for inclusion in our proxy statement and proxy card for our 2015 annual meeting of stockholders, you must submit the proposal to our Secretary no later than December 9, 2014, in accordance with Rule 14a-8. In addition, if you desire to bring business or nominate an individual for election or re-election as a director outside of Rule 14a-8 under the Exchange Act before our 2014 annual meeting, you must comply with our bylaws, which currently require that you provide written notice of such business or nominee to our Secretary no earlier than November 9, 2014, and no later than 5:00 p.m. (Central Time), December 9, 2014, and otherwise comply with the advance notice and other provisions set forth in our bylaws, which currently includes, among other things, requirements as to stock ownership and the submission of specified information. For additional requirements, stockholders should refer to our bylaws, Article II, Section 11, a current copy of which may be obtained from our Secretary.

HOUSEHOLDING

We have adopted a procedure called “householding” under which we will deliver only one copy of our Notice to multiple stockholders who share the same address (if they appear to be members of the same family) unless we have received contrary instructions from an affected stockholder. We will deliver promptly upon written or oral request a separate copy of the annual report and this proxy statement to any stockholder at a shared address to which a single copy of either of those documents was delivered. If you are a stockholder, share an address and last name with one or more other stockholders and would like to revoke your householding consent or you are a stockholder eligible for householding and would like to participate in householding, please contact Broadridge Householding Department by phone at 1-800-542-1061 or by mail to Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717. You will be removed from the householding program within 30 days of receipt of the revocation of your consent. A number of brokerage firms have also instituted householding. If you hold your shares in “street name,” please contact your bank, broker or other holder of record to request information about householding.

200 W. MADISON STREET SUITE 1700 CHICAGO, IL 60606	AUTHORIZE A PROXY TO VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 21, 2014. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to authorize a proxy to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

AUTHORIZE A PROXY TO VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 21, 2014. Have your proxy card in hand when you call and then follow the instructions.
AUTHORIZE A PROXY TO VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
Your Internet or telephone authorization directs the named proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M71568-P47423	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

STRATEGIC HOTELS & RESORTS, INC.	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES IN PROPOSAL 1 - ELECTION OF DIRECTORS:

	☐	☐	☐
Nominees:
01) Robert P. Bowen	06) Sir David M.C. Michels
02) Raymond L. Gellein, Jr.	07) William A. Prezant
03) James A. Jeffs	08) Eugene F. Reilly
04) David W. Johnson 05) Richard D. Kincaid	09) Sheli Z. Rosenberg
	For	Against	Abstain

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2 - APPROVAL ON AN ADVISORY BASIS OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DESCRIBED IN OUR PROXY STATEMENT FOR THE 2014 ANNUAL MEETING OF STOCKHOLDERS.

	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 3 - RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2014.	☐	☐	☐	.

PROPOSAL 4 - TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.				.
.
For address changes and/or comments, please check this box and write them on the back where indicated.			☐
Please indicate if you plan to attend this meeting.	☐	☐
	Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and 2013 Annual Report with 10-K Wrap are available at www.proxyvote.com.

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M71569-P47423

REVOCABLE PROXY OF HOLDERS OF COMMON STOCK

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF STRATEGIC HOTELS & RESORTS, INC.

FOR USE ONLY AT THE 2014 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 22, 2014 AND AT

ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

By signing this proxy card, as the holder of common stock, par value $0.01 per share (the “Common Stock”), of Strategic Hotels & Resorts, Inc., a Maryland corporation (the “Company”), you hereby appoint Raymond L. Gellein, Jr. and Paula C. Maggio, and each of them, with full powers of substitution, as proxies to attend the 2014 Annual Meeting of Stockholders of the Company to be held at the InterContinental Chicago Magnificent Mile, 505 North Michigan Avenue, Chicago, IL 60611 on Thursday, May 22, 2014 at 10:00 a.m. Central Time, or any postponement or adjournment thereof (the “Annual Meeting”), to cast on your behalf all votes that you are entitled to cast at the Annual Meeting and otherwise to represent you at the Annual Meeting with all powers possessed by you as if you were personally present at the Annual Meeting.

This proxy will be voted as specified by you. If no choice is specified, the proxy will be voted according to the Board of Directors’ recommendations indicated on the reverse side, and according to the discretion of the proxy holders for any other matters that may properly come before the Annual Meeting or any postponement or adjournment thereof.

You may revoke or change your proxy at any time prior to its use at the Annual Meeting by giving the Company written direction to revoke it, by authorizing a new proxy or by attending the Annual Meeting and voting in person. Your attendance at the Annual Meeting will not by itself revoke a proxy given by you. Written notice of revocation or a subsequent proxy should be sent to: Strategic Hotels & Resorts, Inc., 200 West Madison Street, Suite 1700, Chicago, Illinois 60606, Attention: Secretary, so as to be delivered before the taking of the vote at the Annual Meeting. Returned proxy cards or proxies authorized by phone or Internet will be voted (1) as specified on the matters listed on the reverse side; (2) in accordance with the Board of Directors’ recommendations where no specification is made; and (3) in accordance with the discretion of the proxies on any other matters that may properly come before the meeting, or any postponement or adjournment thereof.

The undersigned hereby acknowledges receipt of the notice of the Annual Meeting and the proxy statement furnished herewith, the terms of each of which are incorporated by reference, and revokes any proxy heretofore given with respect to the Annual Meeting.

Address Changes/Comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side